UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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LoJack Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 7, 2014

Dear shareholder:

You are cordially invited to attend the 2014 annual meeting of shareholders of LoJack Corporation. The annual meeting will be held on Thursday, May 22, 2014 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Goodwin Procter LLP located at 53 State Street, Boston, Massachusetts 02109.

We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP. The notice of meeting and proxy statement that follow describe the business to be conducted at the annual meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, your shares should be represented. Therefore, we urge you to vote your shares in the manner described in the proxy statement. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card or voted via the Internet or by telephone.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely,

Randy L. Ortiz

President and

Chief Executive Officer

LOJACK CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 22, 2014

You are hereby notified that the annual meeting of shareholders of LoJack Corporation, or the Company, will be held on the 22nd day of May 2014 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Goodwin Procter LLP located at 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1. To consider and act upon a proposal to elect nine directors nominated by the Board of Directors for the ensuing year.

2. To consider and act upon a proposal to ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2014.

3. To consider and act upon an advisory vote on the compensation of the Company’s Named Executive Officers as described in the accompanying proxy statement.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the annual meeting. Attached to this notice is a proxy statement relating to the proposals to be considered at the annual meeting. The Board of Directors has fixed the close of business on March 24, 2014 as the record date for the meeting. Only shareholders as of the close of business on the record date are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. You may also vote via the Internet or by telephone by following the instructions on that website. In order to vote on the Internet or by telephone you must have a shareholder identification number, which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

If you plan to attend the meeting in person, you may pre-register by following the instructions provided on the website indicated in the Notice Regarding the Availability of Proxy Materials or by contacting the Company’s Investor Relations Department at (781) 302-4200. You may obtain directions to the meeting by visiting www.goodwinprocter.com under the heading “Offices-Boston.”

Please note that security requirements at the location where the meeting will be held require identification to enter the building. Thus, for your convenience, please bring the shareholder identification number, which is being mailed on the Notice Regarding the Availability of Proxy Materials, or other evidence of stock ownership with you to the meeting. Only shareholders or those individuals who are guests of the Company may attend and be admitted to the meeting. Photo identification is also required to enter the building.

If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either a shareholder identification number or proof that you own shares of the Company, you will not be admitted to the meeting.

By Order of the Board of Directors,

JOSÉ M. OXHOLM, Secretary

April 7, 2014

IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY CARD AT ANY TIME PRIOR TO MAY 8, 2014 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

LOJACK CORPORATION

40 Pequot Way

Canton, Massachusetts 02021

PROXY STATEMENT

INTRODUCTION

This proxy statement and the accompanying proxy are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed by LoJack Corporation, or the Company, to the holders of record of the Company’s outstanding shares of common stock, $.01 par value, or Common Stock, commencing on or about April 7, 2014. The accompanying proxy is being solicited by the Board of Directors of the Company, or the Board, for use at the annual meeting of shareholders of the Company, or the Meeting, to be held on the 22nd day of May 2014 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Goodwin Procter LLP located at 53 State Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof.

Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The Board has fixed March 24, 2014 as the record date for the Meeting. On March 24, 2014, there were issued and outstanding 18,568,904 shares of Common Stock. Each share of Common Stock is entitled to one vote per share.

The Company’s Bylaws provide that a quorum shall consist of the representation at the Meeting, in person or by proxy, of shareholders entitled to vote 51% in interest of the Common Stock issued and outstanding and entitled to vote at the Meeting. Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum. Submitted proxies which are left blank and “broker non-votes” will also be counted as present for purposes of determining a quorum. Broker non-votes are shares held by a broker or nominee which are represented at the Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal.

The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the election of directors in an uncontested election such as the one being conducted at the Meeting. With regard to the election of directors, votes may be cast FOR or AGAINST or indicated as an abstention on a director-by-director basis. A nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election. Where a choice is not specified in a proxy, the shares represented by the proxy will be voted FOR the election of the directors named on the proxy. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the election of directors.

The affirmative vote of a majority of the votes properly cast at the Meeting, either in person or by proxy, is required for the approval of any other business which may properly be brought before the Meeting. A majority means that approval of any such action requires more than 50% of the votes cast to be FOR such approval.

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With regard to ratification of the appointment of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm, votes may be cast FOR or AGAINST or indicated as an abstention. Abstentions will not be included among the votes cast on the ratification of Grant Thornton and, thus, will have no effect on the voting for this proposal. Because this item is considered a “routine” matter, brokers can vote in their discretion in the absence of instructions and, therefore, there will be no broker non-votes.

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With regard to the advisory vote on executive compensation, votes may be cast FOR or AGAINST or indicated as an abstention. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the voting for this proposal.

With regard to other matters that may properly come before the Meeting, votes will be cast at the discretion of the proxies.

When a properly signed proxy is returned prior to the date of or at the Meeting, the shares represented thereby will be voted by the proxies named in accordance with the shareholder’s instructions indicated on the proxy. Each shareholder is urged to specify the shareholder’s choices on the enclosed proxy. If no such specifications are indicated, such proxies will be voted FOR the election of the director nominees, FOR ratification of the appointment of Grant Thornton as the independent registered public accounting firm of the Company for 2014, and FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in this proxy statement. Sending in a proxy will not affect a shareholder’s right to attend the Meeting and vote in person. Votes provided over the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 21, 2014.

A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use or by voting over the Internet or by telephone at a later time, each in the manner provided on the website indicated in the Notice of Internet Availability. If you submit a proxy card by mail, you may revoke your proxy by submitting a new proxy card relating to the same shares and bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person. A shareholder’s attendance at the Meeting will not by itself revoke a proxy. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees of the Company may assist in the solicitation of proxies by mail, telephone, telefax, in person or otherwise, without additional compensation. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names.

Some brokerage firms, banks and other nominee record holders may send only one copy of the Notice of Internet Availability, this proxy statement and/or our annual report to multiple shareholders in the same household unless contrary instructions were received. This procedure, known as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce our printing and postage costs. To obtain additional copies, please contact our Corporate Secretary at the mailing address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your brokerage firm, bank or other nominee record holder.

Our website address is included several times in this proxy statement as a textual reference only and the information on our website is not incorporated by reference into this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials via the Internet. Accordingly, selected shareholders, including beneficial owners, will receive a Notice of Internet Availability which will be mailed on or about April 7, 2014.

On the date of mailing of the Notice of Internet Availability, such shareholders will be able to access all of the proxy materials on the Internet at www.proxyvote.com. The proxy materials also will be available free of charge at http://investors.lojack.com/financials.cfm. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report on Form 10-K) over the Internet or through other methods specified at the website designated in the Notice of Internet Availability. The website contains instructions as to how to vote by Internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at nine, and has proposed nine directors to be elected to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. It is intended that the proxies solicited by the Board will be voted in favor of the nine nominees named below, unless otherwise specified on the proxy. All of the nominees are current members of the Board. There are no family relationships between any nominees, directors or executive officers of the Company.

A description of the specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that each of the nominees should serve as a director follows the biographical information of each director below.

Principal Employment and Experience of Director Nominees

The following information is furnished with respect to the persons nominated for election as directors:

Name	Age	Present Principal Employer and Prior Business Experience
Rory J. Cowan	61	Mr. Cowan serves as Chairman of the Board. He has served as a director of the Company since 2007 and as Lead Director from February 2011 to May 2012 when he was elected Chairman. He is Chief Executive Officer and Chairman of the Board of Lionbridge Technologies, Inc., a publicly held company that provides language, development and testing solutions. Prior to founding Lionbridge in 1996, Mr. Cowan was Executive Vice President and member of the Management Committee for R.R. Donnelley & Sons, a provider of commercial print and print-related services. He was also Chief Executive Officer of Stream International, Inc., a division of R.R. Donnelley & Sons.

		Mr. Cowan’s current experience as Chief Executive Officer of a public technology company with a significant international presence enables him to contribute insight into our domestic and international markets, and in particular on matters relating to our capital and liquidity.

Gary E. Dilts	63	Mr. Dilts has served as a director of the Company since 2011. He is a Principal of Automotive Command LLC, an automotive consulting group, and is the Managing Partner of Veritas Automotive and Machinery, an automotive distributor. Previously, he served as Senior Vice President — Global Automotive at J.D. Power and Associates, or J.D. Power, from 2007 to 2010. Before joining J.D. Power, Mr. Dilts spent 29 years at DaimlerChrysler, most recently serving as its Senior Vice President U.S. Sales from 2001 to 2006.

		Mr. Dilts’ more than 30 years of experience in the automotive industry enables him to provide us with a great deal of insight and experience, particularly as to original equipment manufacturers and automotive dealers.

Marcia J. Hooper	59	Ms. Hooper has served as a director of the Company since 2011 and as Chairperson of the Compensation, Organization and Succession Committee since 2012. She is President of HooperLewis, LLC, a private investment and advisory firm, and was General Partner of Castile Ventures, an early-stage venture capital firm, from 2002 to 2007. Previously, she was a partner of Advent International from 1996 to 2002, General Partner of Viking Capital from 1995 to 1996, General Partner of Ampersand Ventures/Paine Webber Ventures from 1985 to 1993, and a regional marketing support representative of IBM Corporation from 1979 to 1983. Ms. Hooper formerly served on the board of publicly held Bowne & Company from 2002 until its acquisition by R.R. Donnelley & Sons in 2010, Polymedica, Inc. from 1989 until its acquisition by Medco in 2007, and Wang Global from 1994 until its acquisition by Getronics in 1999. Ms. Hooper also currently serves as a director of several privately held companies, including Iontera, Inc., Yummly, Inc. and Crowdly, Inc. She serves in a number of advisory and fundraising capacities for Brown University, the Head of the Charles Regatta, and the National Rowing Foundation.

		Ms. Hooper’s vast experience with technology development firms focused on software and services expands the breadth of technology experience on the Board.

Philip Horlock	57	Mr. Horlock has served as a director of the Company since June 2013. Mr. Horlock is President and Chief Executive Officer of Blue Bird Corporation, or Blue Bird. Mr. Horlock joined Blue Bird in January 2010 as Chief Financial Officer and was appointed to President and Chief Executive Officer in April 2011. During his tenure, Mr. Horlock has overseen the company’s restructuring activities while simultaneously launching industry-leading new products and increasing market share. Prior to joining Blue Bird, Mr. Horlock spent more than 30 years at Ford Motor Company, where he held positions of increasing responsibility in worldwide Finance and Operations.

		Mr. Horlock’s extensive transportation industry background, market insights, financial acumen and strategic expertise enables him to provide the Board with strong leadership and industry perspective.

John H. MacKinnon	73	Mr. MacKinnon has served as a director of the Company since 2000 and as Chairperson of the Audit Committee since 2000. Mr. MacKinnon joined PricewaterhouseCoopers LLP in 1968 and was a partner from 1978 until his retirement in 1999. Mr. MacKinnon is a Certified Public Accountant and is active in community affairs, including serving on the Boards of Trustees of Emmanuel College, Blessed John XXIII National Seminary and Laboure College.

		Mr. MacKinnon’s extensive experience as a partner with PricewaterhouseCoopers LLP is invaluable in his role as Chairman of the Audit Committee and to our Board’s discussions of the Company’s financial and accounting matters.

Robert J. Murray	72	Mr. Murray has served as a director of the Company since 1992 and as Lead Director from May 2003 to February 2011. He was Chairman of the Board of New England Business Service, Inc., or NEBS, a supplier of business products and services, from December 1995 until June 2004. Mr. Murray also served as Chief Executive Officer of NEBS from December 1995 to December 2003. From January 1991 to December 1995, Mr. Murray was Executive Vice President, North Atlantic Group, of The Gillette Company. Prior to January 1991, Mr. Murray served as Chairman of the Board of Management of Braun AG, a subsidiary of The Gillette Company headquartered in Germany. He held a variety of other management positions at The Gillette Company beginning in 1961. Mr. Murray also serves on the Board of Directors of The Hanover Insurance Group (formerly Allmerica Financial Corporation), Tupperware Brands, Inc. and IDEXX Laboratories, Inc., each of which is a publicly held company.

		Mr. Murray’s extensive experience on public company boards, together with his more than 40 years of combined service as an executive of The Gillette Company and NEBS, enables him to provide the Board with strong leadership and a global perspective.

Randy L. Ortiz	56	Mr. Ortiz has served as President and Chief Executive Officer of the Company since November 2011. He has also served as a director of the Company since November 2011. Prior to accepting his position with the Company, he served as Chief Executive Officer of Carmoza LLC, an auto transport services company, from November 2010 to October 2011, and as director of Carmoza LLC from April 2010 to October 2011. From 2002 until his retirement in 2010, Mr. Ortiz held a variety of senior executive positions at Ford Motor Company. He served as Executive Director and General Manager of Ford’s Worldwide Export Operations from 2002 to 2005, General Manager of Sales for Ford’s Customer Service Division in 2006, and General Manager at Ford and Lincoln-Mercury Sales Operations from 2007 until March 2010, and various other management positions from 1982 through 2002.

		Mr. Ortiz’s 30 years of experience in the automotive industry, together with his executive leadership and knowledge of our company through his role as Chief Executive Officer, enables him to provide unique insight into our markets and detailed knowledge of our technology, operations, challenges and opportunities.

Robert L. Rewey	75	Mr. Rewey has served as a director of the Company since 2002 and as Chairperson of the Nominating/Corporate Governance Committee since 2002. Prior to joining the Board, Mr. Rewey spent 38 years with Ford Motor Company, serving as Group Vice President of North American Operations & Global Consumer Services from 2000 to 2001 and of Global Sales, Marketing & Service from 1998 to 2000, Vice President of Sales, Marketing & Customer Service for North America from 1988 to 1998, President of Ford Division and Vice President of Ford Motor Company from 1985 to 1988, President of Lincoln-Mercury and Vice President of Ford Motor Company from 1984 to 1985, National Sales & Marketing Manager of Lincoln-Mercury from 1977 to 1984 and in other sales and service capacities from 1963 to 1977. Mr. Rewey serves on the Board of Directors of Sonic Automotive, Inc. and Speedway Motors, Inc., each of which is a publicly held company. He also serves on the Board of Directors of Reading Truck Group, LLC, a privately held company. He is active in business and community affairs.

Mr. Rewey’s nearly 40 years of experience with Ford Motor Company, as well as his experience as a director of Sonic Automotive and other automotive-related companies, enables him to provide the Board with valuable, unique insights and perspective into the automobile industry.

David J. Shea	58	Mr. Shea has served as a director of the Company since January 2013. Mr. Shea served as the Chairman and Chief Executive Officer of Bowne & Company, a provider of commercial print and print-related services, until its sale to R.R. Donnelley & Sons in 2010. Mr. Shea joined Bowne & Company in 1998 as Executive Vice President of Business Development and Strategic Technology. From August 2004 until January 2007, Mr. Shea served as Bowne & Company’s President and Chief Operating Officer before he was promoted to lead Bowne & Company as Chairman and Chief Executive Officer. Mr. Shea currently serves on the Board of Directors for Document Technologies, Inc., a privately held company.

Mr. Shea’s experience as Chairman and Chief Executive Officer of a public company, as well as his other management roles, enables him to provide the Board with strong leadership and valuable insight into strategic, operating and corporate governance matters.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board.

Required Vote

Nominees for director in uncontested elections, such as the election at the Meeting, must receive a majority of the votes cast at the Meeting, in person or by proxy, to be elected. This means a nominee will be elected to the Board only if the votes cast FOR the nominee’s election exceed the votes cast AGAINST the nominee’s election. Abstentions and broker non-votes are not considered “votes cast” and, thus, will have no effect on the election of directors. Under the Company’s Corporate Governance Guidelines, if the number of votes cast FOR a director nominee does not exceed the number of votes cast AGAINST the director nominee, then the director must tender his or her resignation from the Board. The Board will decide within 90 days of the certification of the shareholder vote, through a process managed by the Nominating/Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The Board recommends a vote FOR the election of each of the director nominees named above.

CORPORATE GOVERNANCE

Board Leadership Structure

Since November 2011, our Board has separated the roles of Chairman and Chief Executive Officer. Since May 2012, Rory J. Cowan has served in the role of Chairman of the Board. As the non-executive Chairman, Mr. Cowan’s principal duties, in addition to his regular duties as a director, are to preside at all meetings of the directors, to coordinate the agenda for Board meetings with the Chief Executive Officer, to convene and preside at meetings of the independent directors and to perform such other non-executive Board administrative duties as the Board may from time to time determine.

Our Board believes that the current structure provides an efficient and effective leadership model for the Company and balances the need for our Chief Executive Officer to run the Company on a day-to-day basis, with the benefit provided to us by significant involvement of an independent member of the Board. In addition, this structure facilitates efficient communication between our directors and management team who frequently and directly work together and share information and ideas.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing the Company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. We believe that our Board leadership structure assists in this effort, as our Chief Executive Officer is able to provide insight to the Board concerning risks facing the Company while our independent Chairman provides independent leadership of the Board’s risk oversight responsibilities. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

The Board also plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The entire Board is formally apprised at least annually of the Company’s enterprise risk management efforts. The Board reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each category. The committees of the Board execute their oversight responsibility for risk management as follows:

•	the Audit Committee is responsible for overseeing the management of financial and accounting risks;

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the Compensation, Organization and Succession Committee, or the Compensation Committee, is responsible for overseeing the management of risks relating to executive compensation plans and arrangements; and

•	the Nominating/Corporate Governance Committee is responsible for overseeing the management of risks associated with director independence and conflicts of interest.

While each committee is responsible for the evaluation and oversight of such risks, the entire Board is regularly informed through committee reports.

Compensation-Related Risk Assessment

The Compensation Committee oversees the Company’s compensation policies and practices with respect to all employees. In setting such compensation policies and practices, the Compensation Committee considers the appropriate metrics to be used to set compensation and incentive types and amounts. In certain business units, such as domestic or international sales, employees are compensated and incentivized based on financial metrics for product sold during a specified period. The Compensation Committee believes this practice is reasonable and appropriate for such business units.

The Compensation Committee seeks to minimize unnecessary risk-taking by paying for performance which is sustainable and consistent with both the short-term and long-term interests of our shareholders. The Compensation Committee reviewed and considered potential risks arising from the Company’s compensation policies and practices for its employees. Based on this assessment, the Compensation Committee does not believe that the Company’s compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	pay is a mix of both fixed and variable compensation, with the fixed portion (i.e., base salary) providing a steady income to our employees regardless of the performance of the Company;

•	annual incentive cash compensation and performance-based stock awards are based upon pre-existing, defined goals determined in conjunction with the Company’s overall budget process;

•	such goals contain multiple financial targets (e.g., revenue and EBITDA) to encourage a balanced approach to performance;

•	performance goals include achievement against both single year and multi-year metrics;

•	annual incentive and long-term equity programs include maximum payouts or “caps”, which limit payouts even if we dramatically exceed our financial targets;

•	achievement of metrics once the applicable threshold is met is generally on a graduated basis based on performance against the stated target;

•	equity awards vest over multiple years, thereby aligning the interests of our executive officers to long-term shareholder interests, and take into account the volatility in our stock price; and

•	equity awards include both restricted stock awards and stock options, with restricted stock retaining value even if our stock price declines.

Meetings of the Board and Committees

The Board met eight times during the fiscal year ended December 31, 2013. The Board has the following standing committees: Audit Committee; Compensation, Organization and Succession Committee; and Nominating/Corporate Governance Committee. During the fiscal year ended December 31, 2013, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she served as a director and (2) the total number of meetings of all committees on which he or she served during the period that he or she served on such committee.

The following members of the Board have been determined by the Board to be “independent” based on the application of the Company’s independence standards and under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC, or NASDAQ: Rory J. Cowan; Gary E. Dilts; Marcia J. Hooper; Philip Horlock; John H. MacKinnon; Robert J. Murray; Robert L. Rewey; and David J. Shea. The Board has determined that to be considered “independent”, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to such director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and has affirmatively determined that all of the non-management directors standing for election are “independent.”

Our policy with regard to Board members’ attendance at annual meetings is that Board members are expected to attend. Ordinarily a Board meeting is held before or immediately following the annual meeting of shareholders. All directors who were Board members at the time, other than Mr. Shea, attended last year’s annual meeting of shareholders and the Board meeting held immediately thereafter.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least five times a year as part of regularly scheduled in-person meetings of our Board of Directors. The Chairman of the Board is responsible for chairing the executive sessions.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. During 2013, the Audit Committee consisted of John H. MacKinnon (Chairperson), Marcia J. Hooper and David J. Shea, each of whom is an “independent” director. Philip Horlock, who is also an “independent” director, joined the Audit Committee in December 2013. The Board has determined that Mr. MacKinnon is an “audit committee financial expert” as that term is defined in the rules of the SEC.

The primary purpose of the Audit Committee is to oversee management’s conduct and the integrity of the Company’s accounting and financial reporting process, the system of internal control over financial reporting, the audits of the financial statements of the Company, and the Company’s processes for monitoring compliance with laws and regulations and its Code of Business Conduct and Ethics. The Audit Committee appoints and confers with our independent registered public accounting firm, or independent auditors, regarding the scope and adequacy of annual audits, reviews reports from the independent auditors and meets with such independent auditors and with our financial personnel to review the adequacy of our accounting principles, financial controls and policies.

The Board has adopted a written charter for the Audit Committee which is reviewed and reassessed on an annual basis. The Audit Committee charter is available at our website at www.lojack.com under the heading “Investor Relations.” The Audit Committee held four meetings during the fiscal year ended December 31, 2013.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee during 2013 consisted of Robert L. Rewey (Chairperson), Gary E. Dilts, John H. MacKinnon and Robert J. Murray, each of whom is an “independent” director. Philip Horlock, who is also an “independent” director, joined the Nominating/Corporate Governance Committee in December 2013. The Nominating/Corporate Governance Committee leads the Board’s effort at ensuring we have qualified directors by:

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identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board a group of director nominees for each annual meeting of shareholders;

•	recommending nominees to fill any vacancies which may occur during the year;

•	considering candidates for nominees as directors of the Company who are recommended by shareholders entitled to do so under our Bylaws; and

•	ensuring that the Audit, Compensation and Nominating/Corporate Governance Committees of the Board have qualified and experienced “independent” directors.

In addition, the Nominating/Corporate Governance Committee develops and monitors a set of effective corporate governance policies and procedures applicable to the Company and leads the Board through the annual evaluation of the performance of committees and of the Board as a whole. The Company’s Corporate Governance Guidelines are available at our website at www.lojack.com under the heading “Investor Relations.” These Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, qualification and compensation of directors and succession planning. The Board has adopted a written charter for the Nominating/Corporate Governance Committee, which is also available at our website at www.lojack.com under the heading “Investor Relations.” The Nominating/Corporate Governance Committee met five times during the fiscal year ended December 31, 2013.

In the event that the Nominating/Corporate Governance Committee or the Board identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating/Corporate Governance Committee initiates a search process and keeps the Board apprised of its progress. The Nominating/Corporate Governance Committee may seek input from members of the Board, the Chief Executive Officer and other management personnel and, if necessary, hire a search firm. In addition, as a matter of policy, the Nominating/Corporate Governance Committee will consider candidates for Board membership properly recommended by shareholders. The initial candidate or candidates, including anyone recommended by a shareholder, who satisfies the specific criteria for Board membership and otherwise qualify for membership on the Board are reviewed and evaluated by the Nominating/Corporate Governance Committee. The evaluation process for candidates recommended by shareholders is the same as the process used to evaluate candidates recommended by any other source.

To be considered by the Nominating/Corporate Governance Committee, a shareholder recommendation for a nominee must be made by written notice to the Chairperson of the Nominating/Corporate Governance Committee and the Secretary of the Company, containing, at a minimum, the name, appropriate biographical information and qualifications of the nominee. In considering shareholder recommendations for nominees, the Nominating/Corporate Governance Committee may request additional information concerning the nominee or the applicable shareholder or shareholders.

Although the Company does not have a formal policy regarding diversity in identifying nominees for directors, the Nominating/Corporate Governance Committee has identified a set of characteristics that it believes are necessary to have the most qualified individuals serving on our Board. To that end, the Nominating/Corporate Governance Committee continuously monitors the composition of the Board in relation to that set of characteristics and seeks to ensure that the Board is comprised of individuals that, in the aggregate, possess that set of characteristics identified by our Nominating/Corporate Governance Committee. Generally, the characteristics include: the candidate’s character; integrity; business judgment; experience; technical expertise; age; gender; public company board experience; industry experience; and familiarity with national, international and competitive issues facing the Company. The Board believes these characteristics are effective in identifying and assessing nominees for the Company’s Board.

Our directors bring to our Board a variety of skills and leadership experience. Certain qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described under “Principal Employment and Experience of Director Nominees” above on page 3. The process undertaken by the Nominating/Corporate Governance Committee in recommending qualified director candidates is described above.

All of the nominees for election at the Meeting are current members of our Board. In June 2013, the Nominating/Corporate Governance Committee recommended to the full Board that Philip Horlock be appointed to the Board. The Board unanimously agreed with such recommendation and appointed Mr. Horlock to the Board, effective June 18, 2013. We did not pay any third party to identify or to assist in the evaluation of any candidate for election to the Board during the past year, including with respect to Mr. Horlock’s appointment.

Compensation, Organization and Succession Committee

During 2013, the Compensation, Organization and Succession Committee, or the Compensation Committee, consisted of Marcia J. Hooper (Chairperson), Gary E. Dilts, Robert J. Murray and Robert L. Rewey. David J. Shea also joined the Compensation Committee in December 2013. The Board has determined that all of the members of the Compensation Committee are “independent.” The primary functions of the Compensation Committee are to:

•	review our compensation philosophy and programs and exercise authority with respect to the payment of annual salary, bonuses and stock-based incentives to directors and executive officers;

•

review and approve the establishment of, changes in, or delegations of authority with respect to our stock incentive plan, deferred compensation plan, 401(k) retirement plan, health plans, change in control agreements and any other perquisites;

•	annually review and discuss with management the Compensation Discussion and Analysis to be included in our Annual Report on Form 10-K and annual proxy statement; and

•	oversee the development and implementation of our senior management succession plan.

The Compensation Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Each year, the entire Board participates in a full review of the succession plan for senior management positions and reviews the Company’s leadership development program. In addition, on a regular basis, the entire Board is updated on this process during the executive session of Board meetings.

Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance, competitive practices and corporate governance trends. In 2013, the Compensation Committee’s process to determine executive compensation consisted of three main elements: (a) reviewing a summary, for each executive officer, of all components of executive compensation prepared by our human resources department; (b) benchmarking against data compiled with respect to a group of peer companies based on the Company’s industry and size; and (c) soliciting information from and about the performance of each of our executive officers and the Company, including against targets established in advance by the Compensation Committee.

The Compensation Committee has the authority to obtain advice and seek assistance from both internal and external legal, accounting, compensation and other advisors and consultants. As part of the full review of our executive compensation program, the Compensation Committee periodically obtains the input and expertise of a compensation consultant. During 2012, the Compensation Committee engaged PricewaterhouseCoopers LLP, or PWC, as its compensation consultant in connection with a formal executive compensation study intended to assist the Compensation Committee in evaluating the compensation of our executive officers beginning with fiscal year 2013.

The Compensation Committee considers input from management and often has the opportunity to meet with executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual executive officer’s performance. Although the compensation process is managed, driven and decided by the Compensation Committee, the views of certain executive officers are taken into account in connection with setting the compensation of other executive officers. For example, the Chief Executive Officer generally reports to the Compensation Committee on his evaluation of each executive officer other than himself. These evaluations include a formal review of each executive officer’s contribution and performance over the prior year and an assessment of his strengths and development opportunities. In evaluating the Chief Executive Officer’s performance, the Compensation Committee reviews and discusses written evaluations prepared by each of the independent directors.

The Board has adopted a written charter for the Compensation Committee which is reviewed and reassessed on an annual basis and is available at our website at www.lojack.com under the heading “Investor Relations.” The Compensation Committee met five times during the fiscal year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, no member of the Compensation Committee (a) was, or had previously been, an executive officer or employee of the Company or any of our subsidiaries nor (b) had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company, in each case that would require disclosure under applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions or, in the absence of any such committee, the full board of directors) or an executive officer of any other entity, on the other hand.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors conducted a competitive process to select a firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. As a result of that process, on March 26, 2014, the Audit Committee appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and replaced KPMG LLP, or KPMG. The decision to replace KPMG and appoint Grant Thornton was approved by the Audit Committee following completion of a process in which several independent audit firms, including Grant Thornton, submitted bids and made presentations to us. For further information regarding the change in auditors, see the “Auditors” section (page 38) of this proxy statement.

Although shareholder approval is not legally required, the Audit Committee has voted to recommend that the shareholders ratify the appointment of Grant Thornton as our independent registered public accounting firm for 2014. In the event that our shareholders do not ratify the appointment, the Audit Committee will consider other accounting firms but we anticipate that no change in our independent registered public accounting firm would be made for 2014 due to the difficulty of making any change so long after the beginning of the current year. However, any such vote would be considered in connection with the appointment of our independent registered public accounting firm for 2015. A representative of each of Grant Thornton and KPMG plans to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Required Vote

The approval of a majority of the votes properly cast either in person or by proxy is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm.

The Board recommends a vote FOR the proposal to ratify the appointment of Grant Thornton as the independent registered public accounting firm of the Company for 2014.

PROPOSAL NO. 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (2010) and related rules of the SEC, we have included in this proxy statement a non-binding shareholder vote on our executive compensation as described below (commonly referred to as “Say-on-Pay”).

The Company seeks your advisory vote on our executive compensation program. The Company asks that you support the compensation of our Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” section (pages 13 to 25) and the accompanying tables contained in this proxy statement. Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company strives to align executive compensation with shareholder value. The principal elements of our executive compensation program include: (a) base salary; (b) incentive cash compensation; (c) long-term incentive equity compensation; (d) deferred compensation, including the Company’s 401(k) retirement plan and Nonqualified Deferred Compensation Plan; and (e) limited benefits and perquisites. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles. We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our Named Executive Officers.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our Named Executive Officer compensation as disclosed in this proxy statement, both the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the full Board will evaluate whether any actions are necessary to address the concerns of shareholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the votes properly cast either in person or by proxy is required to approve this Proposal No. 3. However, as an advisory vote, the vote on Proposal No. 3 is not binding upon us and serves only as a recommendation to our Board. Nonetheless, the Compensation Committee and the Board value the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board recommends a vote FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as set forth in this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information about our executive compensation philosophy and practices and the 2013 compensation for the following executive officers (who we refer to as our Named Executive Officers):

•	Randy L. Ortiz, President and Chief Executive Officer

•	Donald R. Peck, Executive Vice President, Chief Financial Officer and Treasurer

•	Harold Dewsnap, Senior Vice President and General Manager (U.S. Automotive)

•	Emad Isaac, Senior Vice President and Chief Technology Officer

•	José M. Oxholm, Senior Vice President, General Counsel and Secretary

Mr. Dewsnap joined the Company on January 14, 2013, and Mr. Isaac joined the Company on February 11, 2013.

2013 Business Results

During 2011, we evaluated our business and developed a strategic plan for controlled growth. During the past year, we built on our progress with respect to this plan by increasing our revenue to $140.2 million in 2013 as compared to $132.5 million in 2012, and our net income to $3.2 million in 2013 as compared to a net loss of $8.4 million in 2012. We also focused on our expansion into fleet management telematics and the provision of additional services for the “connected car” – i.e., a car that is equipped with Internet access and a wireless local area network. In light of our new strategy, the Compensation Committee undertook a formal executive compensation study in 2012, which was intended to assist the Compensation Committee in evaluating the compensation of our executive officers and aligning their compensation packages for 2013 with the achievement of our strategic goals.

Executive Compensation Philosophy

To ensure our long-term success, it is critical that our business be managed by motivated, experienced and capable individuals with the skills and dedication to oversee our global organization and the vision to anticipate and prepare for future market developments. It is also important for us to develop our leaders and to ensure an appropriate depth of executive talent. In order to achieve these objectives, the Compensation Committee establishes our compensation philosophy and determines the forms of compensation and benefits for all employees, including our executive officers.

The Compensation Committee structures our compensation program to achieve the following objectives:

•	continue to retain and engage exceptionally talented individuals;

•

motivate individuals to perform at their highest levels and pay for performance by rewarding achievements that further our business strategy by linking a significant portion of each executive’s total compensation to actual performance;

•

align executive compensation with the achievement of Company, department or business unit and/or individual goals, on both a short-term and long-term basis, to drive sustainable long-term performance and shareholder value;

•

provide that a majority of the executive officers’ total direct compensation be based upon actual achievement, without encouraging unnecessary risk-taking, so that executive officers generally will not receive value from such compensation unless balanced performance goals are achieved over a specified time period or our stock price appreciates; and

•	offer compensation packages competitive with those paid by companies in our peer group or other comparable companies with which we compete for talent.

In evaluating our 2013 executive compensation program, the Compensation Committee also considered the shareholder advisory (“Say-on-Pay”) vote on our executive compensation for fiscal year 2012, which was approved by approximately 98% of the votes cast. Based on the results of the vote, the Compensation Committee did not take any specific actions; however, the Compensation Committee regularly reviews the compensation programs for our executive officers to ensure that they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests. We will hold a Say-on-Pay vote on an annual basis until the next required advisory vote on the frequency of shareholder votes occurs or until the Board of Directors otherwise determines that a different frequency for such advisory votes is in the best interests of shareholders. The next required advisory vote on the frequency of Say-on-Pay votes will occur no later than 2017.

Process for Determining Executive Compensation

Each year, the Compensation Committee conducts a full review of our executive compensation program in light of Company performance and competitive market and economic trends, as well as corporate governance trends. In 2013, the Compensation Committee’s process to determine executive compensation consisted of three main elements:

•	reviewing a summary, for each executive officer, of all components of executive compensation prepared by our human resources department;

•	benchmarking against data compiled with respect to a group of peer companies based on the Company’s industry and size; and

•	soliciting information from and about the performance of each of our executive officers and the Company, including against targets established in advance by the Compensation Committee.

In addition, the Compensation Committee has the authority to obtain advice and seek assistance from both internal and external legal, accounting, compensation and other advisors and consultants. During 2012, the Compensation Committee engaged PWC as its compensation consultant in connection with a formal executive compensation study. The Compensation Committee provided PWC with preliminary instructions regarding the goals of our compensation program and the parameters of a competitive review of executive compensation packages to be conducted by PWC. The results of this analysis were used in making executive compensation determinations for fiscal year 2013, including the change in certain design features of our cash and equity incentive programs. PWC reported directly to the Compensation Committee for purposes of advising it on executive compensation matters.

The Compensation Committee annually conducts a competitive analysis of the compensation paid to our executive officers. The analysis for 2013 measured the compensation opportunities for our executive officers and actual compensation paid against information from the following sources:

•	a summary of executive compensation prepared by our human resources department, which identified all components of each executive officer’s total compensation for the prior two years, including:

•	base salary and cash incentive compensation;

•	grant sizes and Black-Scholes value for stock options issued; and

•	grant sizes and grant values of restricted stock issued (time-based and performance-based vesting); and

•	a benchmarking analysis for a group of peer companies identified by the Compensation Committee with the assistance of PWC.

We constructed a new peer group for fiscal year 2013 based on company size (including both revenue and market capitalization) and industry and including a mix of service and product-based companies. This peer group consisted of the following 14 companies:

• Anaren, Inc.	• PCTEL, Inc.

• CalAmp Corp.	• Sparton Corporation

• Cobra Electronics Corporation	• STRATTEC SECURITY CORPORATION

• Digi International Inc.	• Telular Corporation (subsequently acquired by Avista Capital Partners)
• Globecomm Systems Inc.

• Identive Group, Inc.	• VASCO Data Security International, Inc.

• KVH Industries, Inc.	• Websense, Inc. (subsequently acquired by Vista Equity Partners)
• NAPCO Security Technologies, Inc.

The Compensation Committee used the executive compensation summary and benchmarking analysis to: (a) fully understand the aggregate value of compensation and benefits for each executive officer to determine competitiveness; and (b) quantify the percentage of executive compensation paid in the form of annual incentives and long-term equity compensation to ensure an appropriate portion of compensation is performance-based, so as to create incentives for above-target performance and consequences for below-target performance. The Compensation Committee’s review of this information assists in the identification of changes that should be made to the total mix of compensation to ensure that a significant amount of our executive officers’ compensation is tied to performance. However, this information is only one of several factors that informs the Compensation Committee’s judgment of appropriate compensation parameters for base salary, incentive cash compensation and long-term incentive equity compensation.

Our management participates in reviewing and refining our executive compensation program. Mr. Ortiz, our President and Chief Executive Officer, annually reviews the performance of the Company and each other executive officer with the Compensation Committee and makes recommendations with respect to the appropriate base salary, annual cash incentive and grants of long-term equity incentive awards for each other executive officer. These recommendations include a formal review of each executive officer’s contributions and performance over the prior year and an assessment of his strengths and development opportunities. In evaluating the Chief Executive Officer’s performance, the Compensation Committee reviews and discusses written evaluations prepared by each of the independent directors. Based in part on these recommendations and other considerations discussed below, the Compensation Committee reviews and approves the annual compensation package of each Named Executive Officer.

Elements of Executive Compensation

The principal elements of our executive compensation program include: (a) base salary; (b) incentive cash compensation; (c) long-term incentive equity compensation; (d) deferred compensation; and (e) limited benefits and perquisites.

1.  Base Salary

Base salary is intended to compensate executive officers at a level which is appropriate for an executive in his position, consistent with the officer’s experience, capabilities and actual performance and in an amount that is competitive with the level of compensation paid by companies of similar size, complexity, revenue and growth potential. The Compensation Committee annually reviews base salary information relative to peer company data, as well as internal positions to ensure internal equity and alignment of base salaries within the Company. While we have historically targeted the median of our peer group when determining annual base salary, the Compensation Committee has determined to align the base salary of our executive officers closer to the 75th percentile of our peer group to attract and retain top talent to the organization.

After reviewing the peer group data and considering the Company’s performance and the early stage of our strategic plan, our executive officers did not receive any increases in their base salaries for 2013. Each of the Named Executive Officers had a base salary in 2012 and 2013 as follows:

Name	2012 Base Salary	2013 Base Salary	Increase
Randy L. Ortiz	$460,000	$460,000	0%
Donald R. Peck	$331,500	$331,500	0%
Harold Dewsnap	—	$250,000	—
Emad Isaac	—	$275,000	—
José M. Oxholm	$260,000	$260,000	0%

Messrs. Dewsnap and Isaac joined the Company in 2013. Each of their base salaries was determined based on a review of independent benchmarking for the applicable position, his experience and compensation history, and the Company’s current salary structure. They also each received a sign-on bonus of $75,000 which was determined based on a review of independent benchmarking for the applicable position and market practice.

2.  Incentive Cash Compensation

Incentive cash compensation under our Annual Short-Term Incentive Plan, or Annual Incentive Plan, is intended to encourage and reward short-term performance of the Company. The Compensation Committee made significant changes to our Annual Incentive Plan for fiscal year 2013, including the following:

•	adjusting the performance measures for the plan to better align them with our corporate strategy;

•	changing the funding mechanics for the plan to link the performance metrics and thereby better reward balanced performance;

•	adjusting the thresholds for bonus achievement and payout to place more emphasis on the Company’s performance to align and drive our corporate goals; and

•	providing for a portion of each participant’s bonus payout to be based on individual performance and contributions to reward top performers in the Company.

Annual cash incentive compensation payments, if any, are made in the first quarter of the next year upon conclusion of the performance review process. Historically, they have occurred on a date set in advance by the Compensation Committee which has been no earlier than the third business day after issuance of the press release reporting financial results for the previous fiscal year, but not later than March 15th.

The funding of bonuses under the Annual Incentive Plan is based on the achievement of Company performance financial targets approved in advance by the Compensation Committee. The Compensation Committee believes that the goals it sets are challenging, but achievable, under normal business conditions. These targets typically exclude the effects of pre-defined extraordinary or unusual events, changes in accounting principles or regulatory changes. If one of the pre-defined conditions occurs, the Compensation Committee will consider retroactive adjustments to the targets to take into account any such developments.

The Compensation Committee established Company performance goals for 2013 based on revenue and EBITDA targets derived from the Company’s annual budget. Our executive officers, including our Named Executive Officers, participate in the development of a proposed annual budget that is presented to the Board. The Board ultimately approves a finalized budget based upon executive management’s input. We believe that including Company performance measures based on both revenue and EBITDA provides appropriate emphasis on annual revenue growth as well as current profitability. These measures, which reflect our focus on driving shareholder value, are directly influenced by management’s actions.

The actual performance of the Company as compared to the performance targets is used to determine the overall funding for the plan. The plan includes a minimum performance level, or “threshold”, that must be attained in order for any bonuses to be paid. The threshold for 2013 was achievement of each performance metric at 76%. The plan also includes a maximum achievement level, or “ceiling”, for each metric. For 2013, the ceiling for each performance metric was 120% achievement. Once the achievement level for each metric is determined, a corresponding percentage of target bonus funding with respect to that metric is identified based on a funding grid. The funding grid for 2013 is set forth below, with each percentage point of achievement between the threshold and ceiling amounts resulting in a 2% increase in the target bonus funding.

Level of Achievement of Performance Metric	Percentage of Target Bonus Funding for Performance Metric
120% (“Ceiling”)	140%
100% (“Target”)	100%
76% (“Threshold”)	52%
Less than or Equal to 75%	0%

The funding percentages for the two performance metrics are then multiplied to determine the overall funding of the plan. For example, if revenue achievement was at 85% and EBITDA achievement was at 100%, each participant in the plan would be eligible for a bonus payout of up to 70% of his target amount (i.e., 70% funding for revenue X 100% funding for EBITDA). If the achievement of either the revenue or EBITDA goal for 2013 was not at least 76%, then no bonuses would be paid under the plan. The minimum funding under the plan for 2013 was 27% (i.e., 52% funding for revenue X 52% funding for EBITDA), and the maximum funding under the plan was 196% (i.e., 140% funding for revenue X 140% funding for EBITDA). The Compensation Committee believed that this funding mechanism was appropriate because it provides for bonuses to be dependent upon the achievement of both performance metrics and places more emphasis on potential overachievement.

The pre-established revenue and EBITDA targets applicable to the Named Executive Officers in 2013 were as follows:

•	Corporate: Revenue target of $149.1 million and EBITDA target of $5.7 million; and

•	U.S. Regional (which applied to Mr. Dewsnap): Revenue target of $98.0 million and EBITDA target of $20.9 million.

The Annual Incentive Plan also included financial metrics for our international business which were applicable to certain participants in the plan (other than the Named Executive Officers) who supported that business.

The actual performance of the Company in 2013 relative to these financial targets is set forth below. EBITDA is calculated by adjusting net income as determined in accordance with generally accepted accounting principles (GAAP) for the provision for income taxes, other income (expense), depreciation and amortization, stock compensation expense and accruals related to certain litigation. In addition, the Compensation Committee determined to exclude any extraordinary legal expenses in excess of the amount of legal expenses included in the Company’s budget for 2013. The extraordinary legal expenses in excess of the 2013 budget totaled approximately $3.0 million.

2013	Target	Actual	% of Target Achieved	% of Target Bonus Funding
Corporate Revenue	$149,142,000	$140,207,000	94%	88%
Corporate EBITDA	$5,724,000	$6,549,000	114%	128%
U.S. Revenue	$97,990,000	$91,961,000	94%	86%
U.S. EBITDA	$20,887,000	$17,375,000	83%	66%

Based on these levels of achievement of the respective financial performance goals, the overall funding of the Annual Incentive Plan would have been as follows:

•	112.6% for the participants subject to the corporate goals (i.e., 88% funding for revenue X 128% funding for EBITDA); and

•	56.8% for the participants subject to the U.S. regional goals (i.e., 86% funding for revenue X 66% funding for EBITDA).

The Compensation Committee, however, retains negative discretion with respect to payments under the plan based on the performance metrics, which permits the Compensation Committee to lower, but not to increase, the actual payouts under the plan in its discretion. Given the overall financial performance of the Company and other qualitative factors, the Compensation Committee utilized its discretion to decrease the funding for bonuses payable under the plan to 90% of target for any participant subject to the corporate performance goals. No change was made with respect to the funding of any portion of a bonus subject to the U.S. regional goals.

At the beginning of the year, the Compensation Committee determined a target cash incentive award for each Named Executive Officer. Annual incentive cash compensation targets for the Named Executive Officers in 2013 were established based on market benchmarking and internal alignment. For 2013, the target award for Mr. Ortiz was 75% of his base salary, and the target award for each other Named Executive Officer was 50% of his base salary. The Named Executive Officers could earn more or less than their target cash incentive award depending upon the achievement of the Company’s financial performance targets and their individual contributions and performance.

The target bonus amount is multiplied by the funding percentage determined in the manner described above. All of the Named Executive Officers, other than Mr. Dewsnap, had their cash incentive awards tied to the achievement of the corporate performance metrics. Thus, their respective cash incentive awards were funded at the 90% level. Mr. Dewsnap’s cash incentive award was tied to the achievement of both the corporate performance metrics (80%) and the U.S. regional performance metrics (20%), resulting in funding of 83.4% of his cash incentive award.

For all eligible employees in the Annual Incentive Plan, 75% of this amount (or the “fixed” portion) is payable strictly upon the level of achievement of the Company’s financial performance metrics. The remaining 25% (or the “discretionary” portion) is payable based on the executive’s individual performance and contributions to the Company as determined by the Compensation Committee with input from the Chief Executive Officer with respect to the other Named Executive Officers. The discretionary portion of the cash incentive award may be increased or decreased while remaining within the overall funded pool. The Compensation Committee decided to increase the discretionary portion of Mr. Dewsnap’s cash incentive award upon the recommendation of our Chief Executive Officer based on the progress of our domestic business and Mr. Dewsnap’s other contributions to the Company during 2013.

Based on the achievement of the Company’s financial performance metrics and the Compensation Committee’s assessment of their individual performance and contributions during the year, the Named Executive Officers received the following bonus payouts for 2013:

Name	2013 Target Cash Incentive Award	2013 Actual Cash Incentive Award	Actual Award as a Percentage of Target Award
Randy L. Ortiz	$345,000	$310,500	90%
Donald R. Peck	$165,750	$149,174	90%
Harold Dewsnap	$120,192	$120,192	100%
Emad Isaac	$121,635	$109,470	90%
José M. Oxholm	$130,000	$117,000	90%

The target and actual cash incentive awards listed above for Messrs. Dewsnap and Isaac are prorated based on their respective start dates.

3. Long-Term Incentive Equity Compensation

Our long-term incentive equity compensation awards are intended to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting of equity awards. We rely heavily on long-term equity awards that vest over time because the Compensation Committee believes that such awards are appropriate in attracting and retaining high quality executives and promoting their long-term commitment to the Company. Executive officers’ long-term incentives typically consist of:

•	performance-based restricted stock;

•	time-based restricted stock; and

•	stock options.

When establishing equity grant levels for our executive officers, the Compensation Committee considers the existing number and value of vested and unvested stock option and restricted stock ownership among the executive officers, previous grants of equity-based awards to our executive officers, our overhang of equity-based awards and targeted burn rate for equity-based awards, and the vesting schedules of previously granted equity-based awards. In addition, the Compensation Committee reviews the equity-based award grant levels of executive officers in our peer group. Individual awards are then determined generally using similar criteria used to set an executive’s incentive cash compensation. For 2013, the target values for the long-term incentive equity compensation for our Named Executive Officers were as follows:

Name	2013 Base Salary	2013 Target LTI Award	Percentage of Base Salary
Randy L. Ortiz	$460,000	$345,000	75%
Donald R. Peck	$331,500	$215,475	65%
Harold Dewsnap	$250,000	$112,500	45%
Emad Isaac	$275,000	$123,750	45%
José M. Oxholm	$260,000	$117,000	45%

In 2013, the annual equity awards issued to our executive officers consisted of approximately 30% stock options, 30% time-based restricted stock, and 40% performance-based restricted stock with a two-year performance period (which the Compensation Committee determined to grant every other year, such that the number of performance shares granted was equal to 40% of the executive officer’s annual equity grants for both 2013 and 2014). This mix of equity represented a change from 2012, during which annual equity awards to our executive officers consisted of approximately 50% stock options, 30% time-based restricted stock, and 20% performance-based restricted stock. The Compensation Committee made this change in equity mix in order to place a greater emphasis on achievement of our long-term performance objectives as set forth in our strategic plan. The Compensation Committee, however, continues to believe that a portion of the equity awards to our executive officers should consist of restricted stock with time-based vesting for retention purposes.

Performance-based Restricted Stock.    Performance-based restricted stock awards are used to motivate our executive officers to achieve key business priorities and objectives and to align the interests of our executive officers with long-term shareholder interests because such stock has no value to the executive officer unless we achieve defined financial targets generally measured over a two-year period. Given the two-year performance period, the Compensation Committee has determined to grant the performance-based restricted stock every other year, such that the number of shares granted at the beginning of the performance period equals 40% of the Named Executive Officer’s annual equity grants for the two-year period.

In 2013, our executive officers were granted performance-based restricted stock awards that vested if we met both (a) a two-year revenue target and (b) another long-term business goal based on either the sale of fleet management units or, for participants supporting the international business, EBITDA for that business. The performance metrics were approved by the Compensation Committee toward the beginning of 2013, and were consistent with our long-term strategic plan. These performance-based restricted stock awards would be forfeited, in whole or in part, unless the Company achieved both of the performance targets.

During 2013, the Compensation Committee issued restricted stock awards to the Named Executive Officers as follows, with vesting based on the achievement of these targets over a two-year performance period consisting of fiscal years 2013 and 2014:

Name	Performance Shares Granted
Randy L. Ortiz	78,857
Donald R. Peck	49,251
Harold Dewsnap	25,714
Emad Isaac	28,286
José M. Oxholm	25,509

Following the completion of fiscal year 2013, the Compensation Committee determined it was unlikely that the long-term business goals related to these shares (i.e., sales of fleet management units or EBITDA for the international business) would be achieved by the end of 2014. In particular, while the Company made progress during 2013 on the launch of its fleet management telematics solutions, this business did not ramp up as quickly as expected. The Company also faced volatility in its international markets. Because both the two-year revenue target and the other applicable long-term business goal must be achieved in order for any of the shares to vest, the Compensation Committee believed that these performance-based awards would no longer provide the desired level of motivation to our executive officers. As a result, the Compensation Committee decided to conclude the 2013-2014 program, and our Named Executive Officers agreed to forfeit the performance shares listed in the table above prior to the expiration of the performance period.

In order to continue to effectively motivate our executive officers, the Compensation Committee intends to establish a new long-term incentive program over a two-year performance period consisting of fiscal years 2014 and 2015. Any grants of performance-based restricted stock to the Named Executive Officers under this program will be subject to vesting based on the achievement of challenging but attainable goals derived from the Company’s strategic plan. No additional grants of performance-based restricted stock are expected to be made to the Named Executive Officers until 2016. Further information regarding these grants will be included in the proxy statement for our 2015 annual meeting of shareholders.

Also, the Compensation Committee issued performance-based restricted stock awards to certain of the Named Executive Officers during 2012 under our prior compensation program. These shares were subject to vesting based on the achievement of EBITDA targets for a two-year performance period. Upon achievement of the 70% threshold, 30% of the shares awarded would be earned, and if the highest level of performance was achieved, the maximum number of shares earned would be 145% of the shares awarded. The target EBITDA for 2012 was $11.4 million, with the actual EBITDA below the floor or 0% payout. The target EBITDA for 2013 was $5.7 million, with the actual EBITDA above the target or 100% payout. The two-year average of 2012 and 2013 performance determined the actual number of performance shares achieved, or 50%. As a result, Mr. Ortiz earned 18,462 shares and Mr. Peck earned 13,846 shares.

Time-based Restricted Stock.    Executive officers are eligible for time-based restricted stock awards on an annual basis, thus effectively tying a portion of compensation to the individual’s continued employment and the performance of our Common Stock over the vesting period. These time-based restricted stock awards are used as a retention tool. Such awards typically vest at the end of a period of three years, and the Compensation Committee believes that three-year cliff vesting promotes a longer term perspective and enhances retention of key management. Such awards only provide value if the executive officer remains employed until they vest, and then the value to the executive officer depends upon the value of our Common Stock. During 2013, the Named Executive Officers received the following grants of time-based restricted stock:

Name	Time-Based Shares Granted
Randy L. Ortiz	29,571
Donald R. Peck	18,469
Harold Dewsnap	9,643
Emad Isaac	10,607
José M. Oxholm	9,566

Each of Messrs. Dewsnap and Isaac also received a time-based restricted stock grant as part of an on-boarding award in connection with the commencement of his employment with the Company. Mr. Dewsnap received 9,772 shares and Mr. Isaac received 6,006 shares, which shares vest upon the third anniversary of the date of grant.

Stock Options.    Stock options are used to encourage executive stock ownership and to align our executive officers’ interests with those of our shareholders as stock options have no intrinsic value and only generate value when shareholders benefit from an increase in stock price. The number of stock options granted to executive officers is based on a target economic value. Under our 2008 Stock Incentive Plan, or the 2008 Plan, stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant and vest over a period of not less than one year. In determining the number of stock options versus shares of restricted stock to be granted to our executive officers, the Compensation Committee has determined that the Black-Scholes value of one and one-half option share is the approximate equivalent of one share of restricted stock.

Executive officers are eligible for annual grants of stock options that generally vest in equal annual installments over a three-year period (beginning on the first anniversary of the grant date) and expire seven years from the date of grant. During 2013, the Named Executive Officers received the following stock option grants:

Name	Number of Option Shares Granted
Randy L .Ortiz	52,246
Donald R. Peck	32,631
Harold Dewsnap	17,037
Emad Isaac	18,741
José M. Oxholm	16,901

Each of Messrs. Dewsnap and Isaac also received a stock option grant as part of an on-boarding award in connection with the commencement of his employment with the Company. Mr. Dewsnap received an option to purchase 26,315 shares, and Mr. Isaac received an option to purchase 16,129 shares. These stock options vest in three equal annual installments commencing on the first anniversary of the date of grant

4.  Deferred Compensation

Our Named Executive Officers and certain other key employees may participate in our Nonqualified Deferred Compensation Plan, which is designed to allow deferral of up to 50% of their salary and 100% of their incentive cash compensation each year. Through December 31, 2013, none of our Named Executive Officers had participated in the Company’s Nonqualified Deferred Compensation Plan.

The Company’s matching contributions are discretionary and the Company did not make matching contributions in 2013, and currently does not intend to match contributions in 2014. The Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Earnings on participants’ accounts are determined by investments selected by the participants. The amounts deferred are unfunded and unsecured obligations of the Company, receive no preferential standing and are subject to the claims of the Company’s creditors.

5.  Benefits and Perquisites

The perquisites and other benefits provided to our executive officers are comparable to the benefits offered to all of our employees, and in limited instances, our executive officers are offered certain perquisites not offered to other employees, to contribute to our objective of attracting and retaining top executive talent.

Benefits.    We currently pay approximately 70% of health insurance premiums and 50% of dental insurance premiums for all of our employees, including our executive officers. We do not have a traditional defined benefit pension or supplemental executive retirement plan arrangement. Therefore, we believe our executives plan for their retirement substantially through potential wealth accumulation from equity compensation gains.

Our executive officers are also eligible to participate in our 401(k) plan, which is available to all employees, and our Nonqualified Deferred Compensation Plan, which is available to executive officers and certain key employees. During 2013, the Company match under the 401(k) plan was (a) for employees with five years of service or less, 50% of each employee’s contributions up to the first 6% of compensation, and (b) for employees with more than five years of service, 100% of each employee’s contributions up to the first 6% of compensation. Beginning in 2014, the Company match under the 401(k) plan will be 50% of each employee’s contributions up to the first 6% of compensation, such that the maximum employer match is 3% of compensation for all employees.

Executive officers may participate in our charitable contribution matching program on the same basis as all other employees, with matches up to $5,000 in the aggregate per year.

Perquisites.    Our executive compensation program includes limited executive perquisites as we strive to make executive compensation primarily performance-based. We do not provide cars, private air travel, or family travel reimbursement to executive officers. We do not provide club memberships or other personal social or entertainment benefits to executive officers, nor do we reimburse executive officers for any such costs. We do not make loans or provide guarantees to executive officers.

However, since significant time and expertise is required for adequate tax, retirement and financial planning, we offer approximately $4,000 in annual financial and tax planning as a taxable benefit intended to allow executive officers to focus on the needs of the Company with fewer distractions. We also provide an executive physical examination program, which is intended to encourage executives to have regular examinations and minimize the risk of losing the services of our executive officers due to unforeseen significant health issues.

In addition, as a condition to Mr. Ortiz’s employment as our Chief Executive Officer in 2011, Mr. Ortiz was required to commute from Michigan and spend the business week in the Company’s executive offices. As a result, we agreed to reimburse Mr. Ortiz for his housing expenses while in Massachusetts, as well as his commuting expenses, and to gross up such reimbursement payments to cover the estimated taxes that he would incur as a result of his receipt of such payments. We also agreed to reimburse Mr. Isaac for his housing expenses in Massachusetts on a temporary basis in connection with his commencement of employment with us and related pending relocation, and to gross up such reimbursement payments to cover the estimated taxes that he would incur as a result of his receipt of such payments.

6.  Change in Control

Pursuant to the terms of the LoJack Corporation 2003 Stock Incentive Plan, or the 2003 Plan, and the 2008 Plan, the Compensation Committee has discretion to permit acceleration of stock options and restricted stock awards in the event of a change in control of the Company. The Compensation Committee has exercised this discretion with respect to non-employee director equity awards and, with respect to senior management, performance-based restricted stock awards and other equity awards granted prior to December 31, 2012. Thus, upon a change in control, all such awards will immediately vest in full, as will any matching contributions in the Nonqualified Deferred Compensation Plan (which otherwise cliff vest after three years). Under both the 2003 Plan and the 2008 Plan, a change in control is deemed to occur if (a) any person becomes the beneficial owner of 50% or more of the Company’s outstanding Common Stock and (b) within 24 consecutive months immediately thereafter, individuals (1) other than individuals who constitute the entire board of directors or (2) individuals whose election was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Company’s board of directors.

In addition, we have entered into change-in-control agreements with certain executives. These agreements are designed to ensure executive officers focus on the business during periods of uncertainty and are designed to protect such executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against the loss of the anticipated benefits of our long-term incentive compensation program. These agreements provide for cash severance payments and the accelerated vesting of equity awards granted after December 31, 2012 in the event of the termination of the executive’s employment with the Company under certain circumstances following a change in control.

In the event of a proposal that could result in a change in control, the executive officers must focus on the best interests of our shareholders, and not be distracted by the need to mitigate or plan for the possibility that a new control group might choose to replace management or combine the business into a larger organization. Thus, the goal of the change-in-control agreements is to allow the executive officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions. In addition, the Compensation Committee believes that it is in the best interests of the Company and our shareholders to offer such agreements to our executive officers as we compete for executive talent in a highly competitive market in which comparable companies offer similar benefits to senior executives. None of the change-in-control agreements include a tax “gross-up” provision.

7.  Recoupment Policy

The Compensation Committee has adopted a Policy Regarding Recoupment of Formulae-Based Performance Compensation. In accordance with this policy, certain performance-based incentive compensation awarded to or earned by our executive officers may be subject to recoupment by us in the event that our reported financial statements are subject to restatement. This policy, which may be amended from time to time, applies to all such compensation awarded or paid to our executive officers on or after March 15, 2014.

Under the policy, if our reported financial statements are restated due to material non-compliance with our financial reporting requirements, and the Compensation Committee, in its sole and absolute discretion, determines that such error was caused in whole or in part by the fraudulent or willful misconduct of one or more of our current or former executive officers, then the Committee will review any formulae driven cash or equity awards granted to such executive officers on the basis of performance during fiscal periods subject to the error. If, in the Compensation Committee’s view, this formulae-based performance compensation would have been lower but for the material reporting error, then we will be entitled to recoup from each such executive officer whose fraudulent or willful misconduct materially contributed to the error, that portion of the value realized by such executive officer that was in excess of what he would have been paid had there been no material reporting error. The Compensation Committee may elect not to seek recoupment from one or more executive officers when the imposition of such penalty would be inappropriate or inequitable under the circumstances or otherwise may not be in the best interests of the Company. Any formulae-based performance compensation which has been earned and vested for three or more years preceding the financial restatement will no longer be subject to potential recoupment under the policy.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, or the Code, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the principal executive officer and the three other most highly compensated executive officers, but not including our principal financial officer. Certain performance-based compensation, such as stock options issued under the 2003 Plan and the 2008 Plan, each of which is approved by our shareholders, is not subject to the deduction limit. While we have never paid compensation in excess of this limit, we periodically review the potential consequences of Section 162(m) of the Code. However, in order to maintain flexibility in compensating executive officers in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a specific policy that all compensation must be deductible.

Executive Stock Ownership

We have a Stock Ownership Policy that requires executive officers to own and retain Common Stock of the Company, exclusive of unvested restricted stock, having a value equal to the multiple of annual base salary as follows: (a) President and Chief Executive Officer – two times annual base salary; (b) corporate officers and corporate level vice presidents – one times annual base salary; and (c) other vice presidents, including regional vice presidents –  1/2 times base salary. We believe that stock ownership focuses our executives on our long-term growth.

Compliance is measured by multiplying the number of shares owned at the close of business on March 31st of each year by the highest closing price during the preceding 12-month period. Executive officers are expected to comply with the policy within five years after joining the Company. Executive officers may acquire the mandated equity ownership through open market purchases, exercise of stock option grants and vested restricted stock awards. Due to the continuing uncertain economic conditions and the significant fluctuations in the Company’s Common Stock price, in 2009 the Compensation Committee suspended required compliance with the Stock Ownership Policy. The Compensation Committee has reviewed this determination periodically, including most recently in February 2013, and each time has decided to maintain the suspension; however, continued discussion is anticipated in 2014.

We also prohibit certain activities by executive officers with respect to Company securities, including pledging Company securities as collateral for a loan, selling any Company securities that are not owned by the executive at the time of such sale (i.e., a “short sale”), or buying or selling puts, calls or other derivative securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The foregoing has been furnished by the Compensation Committee:

Marcia J. Hooper (Chairperson)

Gary E. Dilts

Robert J. Murray

Robert L. Rewey

David J. Shea

Summary Compensation Table

The following table and footnotes present the compensation earned in the last three fiscal years by: (a) the Company’s principal executive officer, or PEO; (b) the Company’s principal financial officer, or PFO; and (c) the Company’s other three most highly compensated executive officers, other than the PEO and PFO, who were serving as executive officers on December 31, 2013.

SUMMARY COMPENSATION TABLE

FOR FISCAL YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)			Stock Awards ($)(2)			Option Awards ($)(3)			Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)			Total ($)
Randy L. Ortiz(5)	2013		$460,000		$—			$375,161	(6)		$102,316			$310,500		$106,019	(7)		$1,353,996
President and Chief Executive Officer	2012 2011	$ $	460,000 76,154	$ $	— 100,000		$ $	284,307 200,000		$ $	287,933 300,000		$ $	122,475 —	$ $	86,362 —		$ $	1,241,077 676,154
Donald R. Peck(8)	2013		$331,500		$—			$234,311	(9)		$63,903			$149,174		$9,150	(10)		$788,038
Executive Vice President and Chief Financial Officer	2012 2011	$ $	331,500 67,650	$ $	— 50,000		$ $	213,228 180,000		$ $	215,949 270,000		$ $	58,841 —	$ $	11,100 1,500		$ $	830,618 569,150
Harold Dewsnap(11)	2013		$240,385		$94,952	(12)		$152,335	(13)		$79,090	(14)		$100,240		$5,327	(15)		$672,329
Senior Vice President and General Manager (U.S. Automotive)
Emad Isaac(16)	2013		$243,269		$75,000	(17)		$154,630	(18)		$67,193	(19)		$109,470		$56,403	(20)		$705,965
Senior Vice President and Chief Technology Officer
José M. Oxholm(21)	2013		$260,000		$—			$121,359	(22)		$33,098			$117,000		$5,219	(23)		$536,676
Senior Vice President and General Counsel	2012		$195,000		$—			$50,000			$133,524			$34,613		$3,080			$416,217

(1)	Except as otherwise noted, the amounts in the “Bonus” column for 2013 reflect the discretionary portion of the cash awards paid to the Named Executive Officers under our Annual Incentive Plan above the funded amount.

(2)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. In the case of the performance-based restricted stock, the fair value is reported for the probable outcome, which for this purpose is 100% (or maximum) achievement.

(3)	The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards paid to the Named Executive Officers under the applicable year’s Annual Incentive Plan based on the achievement of certain financial performance metrics. The amounts in this column for 2013 reflect the performance-based portion of the cash awards paid to the Named Executive Officers under our Annual Incentive Plan.

(5)	Mr. Ortiz joined the Company in November 2011. Mr. Ortiz is also a director of the Company; however, he did not receive any fees in connection with such services and his total compensation was paid for his services as an executive officer.

(6)	This amount reflects 78,857 shares of performance-based restricted stock and 29,571 time-based restricted shares granted to Mr. Ortiz during 2013.

(7)	This amount includes (a) $8,750 attributable to the Company’s match of Mr. Ortiz’s 401(k) plan contributions, (b) $81,600 for reimbursement of housing and commuting expenses, and (c) $15,669 to cover the estimated taxes that Mr. Ortiz would incur as a result of his receipt of such housing and commuting reimbursement payments.

(8)	Mr. Peck joined the Company in October 2011.

(9)	This amount reflects 49,251 shares of performance-based restricted stock and 18,469 time-based restricted shares granted to Mr. Peck during 2013.

(10)	This amount includes $7,000 attributable to the Company’s match of Mr. Peck’s 401(k) plan contributions and $2,150 for executive physicals.

(11)	Mr. Dewsnap joined the Company in January 2013.

(12)	This amount includes a cash bonus of $75,000 that Mr. Dewsnap received upon the commencement of his employment with the Company.

(13)	This amount reflects 25,714 shares of performance-based restricted stock and 9,643 time-based restricted shares granted to Mr. Dewsnap during 2013. Mr. Dewsnap also received 9,772 time-based restricted shares upon the commencement of his employment with the Company.

(14)	In addition to Mr. Dewsnap’s annual option grant, this amount reflects an option to purchase 26,315 shares granted to him upon the commencement of his employment with the Company.

(15)	This amount includes $5,327 attributable to the Company’s match of Mr. Dewsnap’s 401(k) plan contributions.

(16)	Mr. Isaac joined the Company in February 2013.

(17)	This amount includes a cash bonus of $75,000 that Mr. Isaac received upon the commencement of his employment with the Company.

(18)	This amount reflects 28,286 shares of performance-based restricted stock and 10,607 time-based restricted shares granted to Mr. Isaac during 2013. Mr. Isaac also received 6,006 time-based restricted shares upon the commencement of his employment with the Company.

(19)	In addition to Mr. Isaac’s annual option grant, this amount reflects an option to purchase 16,129 shares granted to him upon the commencement of his employment with the Company.

(20)	This amount includes (a) $7,529 attributable to the Company’s match of Mr. Isaac’s 401(k) plan contributions, (b) $1,850 for executive physicals, (c) $31,671 for reimbursement of housing expenses, and (d) $15,353 to cover the estimated taxes that Mr. Isaac would incur as a result of his receipt of such reimbursement payments.

(21)	Mr. Oxholm joined the Company in April 2012.

(22)	This amount reflects 25,509 shares of performance-based restricted stock and 9,566 time-based restricted shares granted to Mr. Oxholm during 2013.

(23)	This amount includes $5,219 attributable to the Company’s match of Mr. Oxholm’s 401(k) plan contributions.

The Summary Compensation Table above quantifies the value of the various forms of compensation earned by the Named Executive Officers in fiscal years 2013, 2012 and 2011. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentive plan compensation and long-term equity incentive awards. We do not have employment agreements with any of our Named Executive Officers.

The compensation information for 2013 reflects the changes to our executive compensation programs as described in the “Compensation Discussion and Analysis” section of this proxy statement. In addition, the compensation for Messrs. Dewsnap and Isaac reflect the sign-on bonuses and on-boarding equity grants made to them in connection with the commencement of their employment with the Company in 2013.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2013

The following table shows all awards granted to each of the Named Executive Officers during the fiscal year ended December 31, 2013.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2013

Name	Grant Date		Date of Comp. Cmte. Action (if different)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3) ($)	Grant Date Fair Value of Stock and Option Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Randy L. Ortiz	3/28/2013		—	$93,150	$345,000	$676,200
	5/6/2013		3/28/2013				—	78,857	—				$272,845
	5/6/2013		3/28/2013							29,571			$102,316
	5/6/2013		3/28/2013								52,246	$3.46	$102,316
Donald R. Peck	3/28/2013		—	$44,753	$165,750	$324,870
	5/6/2013		3/28/2013				—	49,251	—				$170,408
	5/6/2013		3/28/2013							18,469			$63,903
	5/6/2013		3/28/2013								32,631	$3.46	$63,903
Harold Dewsnap	3/28/2013	(5)	—	$32,452	$120,192	$235,576
	5/6/2013		3/28/2013				—	25,714	—				$88,970
	5/6/2013		3/28/2013							9,643			$33,365
	5/6/2013		3/28/2013								17,037	$3.46	$33,365
	1/16/2013	(6)	—							9,772			$30,000
	1/16/2013	(6)	—								26,315	$3.07	$45,725
Emad Isaac	3/28/2013	(5)	—	$32,841	$121,635	$238,405
	5/6/2013		3/28/2013				—	28,286	—				$97,870
	5/6/2013		3/28/2013							10,607			$36,700
	5/6/2013		3/28/2013								18,741	$3.46	$36,702
	2/11/2013	(6)	—							6,006			$20,060
	2/11/2013	(6)	—								16,129	$3.34	$30,491
José M. Oxholm	3/28/2013		—	$35,100	$130,000	$254,800
	5/6/2013		3/28/2013				—	25,509	—				$88,261
	5/6/2013		3/28/2013							9,566			$33,098
	5/6/2013		3/28/2013								16,901	$3.46	$33,098

(1)	The amount shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Threshold”, is 27% of the target amount and reflects the minimum amount payable under the Annual Incentive Plan for meeting the established threshold. Below the minimum threshold no payouts will be made under the Annual Incentive Plan. The amount shown in sub column “Target” is the target cash incentive award for each Named Executive Officer. The amount shown in sub column “Maximum” is 196% of the target amount.

(2)	The amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column, sub column “Target”, reflect shares of performance-based restricted stock for which the vesting was subject to Company performance over a two-year period. These shares were forfeited by the Named Executive Officers in 2014.

(3)	In accordance with the 2008 Plan, the exercise price of the stock option awards is equal to the closing price of our Common Stock as reported by NASDAQ on the date of grant.

(4)	The amounts included in the column “Grant Date Fair Value of Stock and Option Awards” reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Assumptions used in the calculations of these amounts are included in Notes 1 and 8 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. These options are non-qualified stock options issued under the 2008 Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options as of the grant date).

(5)	These amounts have been prorated based on Mr. Dewsnap’s and Mr. Isaac’s respective start dates with the Company.

(6)	These amounts represent on-boarding awards granted to Mr. Dewsnap or Mr. Isaac, as applicable, in connection with the commencement of his employment with the Company.

The Compensation Committee established Company performance goals for 2013 for our Annual Incentive Plan based on revenue and EBITDA targets derived from the Company’s annual budget. The actual performance of the Company as compared to the performance targets is used to determine the overall funding for the plan. The plan includes a minimum performance level, or “threshold”, that must be attained in order for any bonuses to be paid. The threshold for 2013 was achievement of each performance metric at 76%, which would result in funding with respect to that metric at the 52% level. The plan also includes a maximum payout level, or “ceiling”, for each performance metric. For 2013, the ceiling for each performance metric was 120% of achievement, which would result in funding at the 140% level.

The funding percentages for the two performance metrics are then multiplied to determine the overall funding of the plan. Thus, the minimum funding under the plan would be achievement of both performance metrics at the 76% level (resulting in funding of 52% X 52%, or 27% of the target), and the maximum funding under the plan would be achievement of both performance metrics at or above the 120% level (resulting in funding of 140% X 140%, or 196% of the target). The Compensation Committee believed that this funding mechanism was appropriate because it provides for bonuses to be dependent upon achievement of both performance metrics and places more emphasis on potential overachievement.

At the beginning of the year, the Compensation Committee determined a target cash incentive award for each Named Executive Officer. Annual incentive cash compensation targets for the Named Executive Officers in 2013 were established based on market benchmarking and internal alignment and ranged from 50% to 75% of base salary for the Named Executive Officers. The target bonus amount is multiplied by the funding percentage determined in the manner described above. Seventy-five percent (75%) of this amount (or the “fixed” portion) is payable strictly upon the achievement of the Company’s performance metrics. The remaining 25% (or the “discretionary” portion) is payable based on the executive’s individual performance and contributions to the Company as determined by the Compensation Committee with input from the Chief Executive Officer with respect to the other Named Executive Officers. The amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column, sub column “Target”, in the table above represent the target cash incentive award for each Named Executive Officer.

Our long-term incentive equity compensation awards are intended to drive long-term Company performance, align the interests of executives with those of our shareholders and retain executives through long-term vesting of equity awards. Executive officers’ long-term incentives typically consist of: (a) performance-based restricted stock; (b) time-based restricted stock; and (c) stock options. In 2013, annual equity awards were issued to executive officers based on the value at the time of grant and generally consisted of approximately 30% stock options, 30% time-based restricted stock, and 40% performance-based restricted stock. Given the two-year performance period, the number of shares of performance-based restricted stock granted was equal to 40% of the Named Executive Officer’s annual equity grants for both 2013 and 2014. In addition to annual equity grants, we generally provide new executive officers with on-boarding grants in connection with the commencement of their employment with the Company.

Following the completion of fiscal year 2013, the Compensation Committee determined that it was unlikely the performance goals related to the May 2013 grants of performance-based restricted stock would be achieved by the end of 2014. As a result, the Compensation Committee believed that these performance-based awards would no longer provide the desired level of motivation to our executive officers. The Compensation Committee decided to conclude the 2013-2014 program, and our Named Executive Officers agreed to forfeit such performance shares prior to the expiration of the performance period. In order to continue to effectively motivate our executive officers, the Compensation Committee intends to establish a new long-term incentive program with a two-year performance period consisting of fiscal years 2014 and 2015.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options, unvested stock awards and equity incentive plan awards as of December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

		Option Awards (1)					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(4)	Market Value of Shares of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Randy L. Ortiz	11/1/2011	101,009	50,506	—	$3.25	11/1/2018
	5/17/2012	50,505	101,010	—	$3.08	5/17/2019
	5/6/2013	—	52,246	—	$3.46	5/6/2020
	11/1/2011						61,538	$222,152
	5/17/2012						55,385	$199,940
	5/6/2013						29,571	$106,751
	5/17/2012								18,462	$66,648
	5/6/2013								78,857	$284,674
Donald R. Peck	10/18/2011	90,908	45,456	—	$3.56	10/18/2018
	5/17/2012	37,878	75,758	—	$3.08	5/17/2019
	5/6/2013	—	32,631	—	$3.46	5/6/2020
	10/18/2011						50,562	$182,529
	5/17/2012						41,538	$149,952
	5/6/2013						18,469	$66,673
	5/17/2012								13,846	$49,984
	5/6/2013								49,251	$177,796
Harold Dewsnap	1/16/2013	—	26,315	—	$3.07	1/16/2020
	5/6/2013	—	17,037	—	$3.46	5/6/2020
	1/16/2013						9,772	$35,277
	5/6/2013						9,643	$34,811
	5/6/2013								25,714	$92,828
Emad Isaac	2/11/2013	—	16,129	—	$3.34	2/11/2020
	5/6/2013	—	18,741	—	$3.46	5/6/2020
	2/11/2013						6,006	$21,682
	5/6/2013						10,607	$38,291
	5/6/2013								28,286	$102,112
José M. Oxholm	4/26/2012	11,412	22,825	—	$3.90	4/26/2019
	5/6/2013	—	16,901	—	$3.46	5/6/2020
	4/26/2012						12,821	$46,284
	5/6/2013						9,566	$34,533
	5/6/2013								25,509	$92,087

(1)	All options vest in three equal annual installments beginning on the first anniversary of the date of grant.

(2)	Each outstanding stock option granted that was vested and exercisable as of December 31, 2013 is listed in this column.

(3)	Each outstanding stock option that was not yet vested and exercisable as of December 31, 2013 is listed in this column.

(4)	The shares in this column represent time-based restricted stock that, as of December 31, 2013, had not yet vested. The corresponding market values are based on the closing price, $3.61, of the Common Stock on December 31, 2013. These time-based restricted stock awards vest on the third anniversary of the date of grant.

(5)	The shares in this column represent performance-based restricted stock that, as of December 31, 2013, had not yet vested. The shares in this column for the May 17, 2012 awards represent the number of shares actually earned by the Named Executive Officers, and the shares in this column for the May 6, 2013 awards represent the target number of shares. The corresponding market values are based on the closing price, $3.61, of the Common Stock on December 31, 2013. The shares granted in May 2013 were forfeited by the Named Executive Officers in 2014.

Option Exercises and Stock Vested Table

The following table sets forth information with respect to the Named Executive Officers concerning stock option exercises and the vesting of stock awards for the fiscal year ended December 31, 2013.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy L. Ortiz	—	$—	—	$—
Donald R. Peck	—	$—	—	$—
Harold Dewsnap	—	$—	—	$—
Emad Isaac	—	$—	—	$—
José M. Oxholm	—	$—	—	$—

Nonqualified Deferred Compensation Plans

Under the Company’s Nonqualified Deferred Compensation Plan, executive officers and certain key employees of the Company may defer up to 50% of annual salary and 100% of annual incentive cash compensation which is payable upon termination of employment with the Company, death, disability or retirement or as an in-service withdrawal after a minimum deferral period of three years. The Company’s matching contributions under the plan are discretionary. As of March 2009, the Company suspended matching contributions under the Plan. Each year’s matching contributions (and associated earnings) cliff vest after three years, or on the death or disability of the executive officer or upon a change in control of the Company.

Each participating executive officer may request that the deferred amounts be allocated among several available investment options established and offered by us, subject to approval by the Compensation Committee. These investment options provide market rates of return and are not subsidized by the Company. The benefit payable under the plan to a participant following termination of employment is equal to the applicable deferred and matching amounts, plus or minus any earnings or losses attributable to the investment of such deferred amounts.

We have established a trust for the benefit of participants in the Nonqualified Deferred Compensation Plan. Pursuant to the terms of the trust, as soon as possible after any deferred amounts have been withheld from a plan participant, we will contribute such deferred amounts to the trust to be held for the benefit of the participant in accordance with the terms of the plan and the trust. However, the assets in the trust will become available to our creditors if we become insolvent or bankrupt. If the funds in the trust are insufficient to pay amounts due under the Plan to a participant, we remain obligated to pay any deficiency.

Retirement payouts upon an executive officer’s retirement from the Company are payable either in a lump-sum payment or in annual installments over a period of up to ten years. In-service payouts are payable either in a lump sum or substantially equal annual installments over a period of five years. Upon death, disability or termination of employment, all amounts shall be paid in a lump-sum payment as soon as administratively feasible, except for certain key employees for which distributions shall not be made until after six months from the date of termination.

Through December 31, 2013, none of our Named Executive Officers had participated in the Company’s Nonqualified Deferred Compensation Plan.

Change-in-Control Agreements

We have entered into double trigger change-in-control agreements with all of our Named Executive Officers. A double trigger change-in-control agreement requires both a change in control and a termination of employment either (a) involuntarily, other than for cause, death or disability, or (b) voluntarily for good reason.

The Compensation Committee views the potential lump-sum cash payments for an involuntary termination without cause, or a voluntary termination with good reason, following a change in control of the Company, as reasonable and appropriate for the executive officers, as the process of matching high level senior executives to appropriate new positions may take a significant amount of time.

For purposes of the change-in-control agreements, a change in control is deemed to occur, subject to limited exceptions, if: (a) any person becomes the beneficial owner of 50% or more of the Company’s then outstanding stock; (b) there is consummation of any transaction contemplated by a resolution of the Board approving an agreement of consolidation of the Company with, or a merger into, another corporation or business entity, unless following the consolidation or merger more than 50% of the outstanding voting securities are then beneficially owned by all or substantially all of the same individuals or entities who held such shares immediately before the consolidation or merger, no person (excluding any person beneficially owning 50% or more of the outstanding voting securities, directly or indirectly, immediately prior to such consolidation or merger) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors, and at least a majority of the Board consists of incumbent directors of the Company; or (c) there is consummation of a sale of all or substantially all of the Company’s assets to an unaffiliated entity.

If, within 12 months after a change in control of the Company, such Named Executive Officer’s employment is terminated (a) by the Company other than for cause, death or disability or (b) by the Named Executive Officer, for good reason (as defined below), we have agreed to, in addition to salary, benefits and awards accrued through the date of termination:

•

pay him an amount equal to two (with respect to Mr. Ortiz) or 1.5 (with respect to each other Named Executive Officer) times the sum of (a) his current base salary and (b) the highest of his target bonus for the current year or the actual bonus paid during either of the prior two years; and

•	provide him with benefits under all employee medical, prescription drug and dental plans, or equivalent benefits, for up to 24 months following such termination.

“Good Reason” is defined as termination based on, subject to limited exceptions: (a) a material and adverse change in his status or position as an officer or management employee of the Company, the assignment of duties or responsibilities that are materially inconsistent with such status or position, or any failure to re-appoint or re-elect him to such position; (b) a reduction by the Company in his base salary (other than a 10% or less reduction imposed on all senior executives); (c) the Company’s requirement that he be based at an office that is both more than 50 miles from his then current office and further from his then current residence; or (d) the failure by the Company to obtain from any successor the assent to such change-in-control agreement. With respect to Mr. Ortiz and Mr. Peck, “Good Reason” also includes termination of his employment with the Company after a change in control of the Company if either (1) he is no longer serving in the office held prior to the change in control, or (2) the surviving entity’s equity securities are not publicly-traded on an established securities market such as the New York Stock Exchange or NASDAQ. In addition, a termination by him for any reason during the twelfth (12th) month following any change in control of the Company shall be deemed to be a termination for good reason under such change-in-control agreements.

Under the change-in-control agreements with each Named Executive Officer, we have further agreed to:

•

pay 50% of any payment due in a lump sum on the 60th day after the date of termination and 1/24th or 1/18th, as the case may be, of the remaining 50% on a monthly basis with a final lump sum payment of the unpaid balance to be paid no later than March 15th of the calendar year following the calendar year in which the date of termination occurs; and

•	reimburse legal fees and any expenses incurred in enforcement of the Named Executive Officer’s rights under the change-in-control agreement.

Pursuant to the agreements, the Named Executive Officers shall not at any time communicate or disclose to any unauthorized persons any of our proprietary processes or other confidential information concerning the business, products, suppliers or customers which, if disclosed, would have a material adverse effect upon our business or operations.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Code, the payments pursuant to the agreements would be reduced to the greater of (1) the maximum amount that can be paid without the imposition of an excise tax under Section 4999 of the Code and (2) the net after-tax amount that may be retained by the executive if such net after-tax amount exceeds the amount that would be payable under clause (1) by more than $50,000. No change-in-control agreements include a tax “gross-up” provision.

All stock options and time-based restricted stock awards held by the Named Executive Officers that were granted prior to December 31, 2012, and all performance-based restricted stock awards regardless of the date of grant, will automatically vest or become nonforfeitable upon a change in control as defined in, and in accordance with the terms of, the related plans and award agreements. All equity awards with time-based vesting that are granted to the Named Executive Officers after December 31, 2012 will vest or become nonforfeitable if, within 12 months after a change in control of the Company, the Named Executive Officer’s employment is terminated (a) by us other than for cause, death or disability or (b) by the Named Executive Officer for good reason (as such terms are defined in the applicable change-in-control agreement).

In addition to the payments and benefits provided by the change-in-control agreements, all Company contributions to the Nonqualified Deferred Compensation Plan made by the Named Executive Officers will automatically vest upon a change in control as defined in, and in accordance with the terms of, the plan.

The chart below summarizes the total payments and provision of benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2013 and the Named Executive Officer’s employment had terminated in the manner described above:

CHANGE IN CONTROL PAYMENTS

Name	Salary/ Bonus(1)	Accelerated Vesting of Equity Awards(2)	Accelerated Vesting of Deferred Compensation Plan	Medical/ Dental Benefits		Total
Randy L. Ortiz	$1,610,000	$1,026,367	$—	$28,699		$2,665,066
Donald R. Peck	$745,875	$724,237	$—	$28,699		$1,498,811
Harold Dewsnap	$562,500	$179,682	$—	$—	(3)	$742,182
Emad Isaac	$618,750	$169,251	$—	$27,489		$815,490
José M. Oxholm	$585,000	$175,439	$—	$27,489		$787,928

(1)	The severance amounts represent the maximum amounts that would have been payable to the Named Executive Officers. The change-in-control agreements with the Named Executive Officers provide that the severance payments may be reduced to avoid the application of taxes imposed under the Code and, therefore, the Named Executive Officers may receive an amount less than the amount reflected in this table.

(2)	The amounts represent the value of the accelerated vesting of restricted stock awards and in-the-money option awards based on the closing price, $3.61, of the Common Stock on December 31, 2013. Vesting occurs automatically upon a change in control for performance-based restricted stock awards and all other equity awards granted before December 31, 2012. All equity awards with time-based vesting granted after that date are subject to double-trigger acceleration.

(3)	Mr. Dewsnap had not made an election with respect to medical and/or dental benefit coverage as of December 31, 2013.

Accelerated Vesting of Restricted Stock

In addition to the change-in-control scenarios described above, any grants of time-based restricted stock to the Named Executives Officers will automatically vest in accordance with the following schedule in the event of the Named Executive Officer’s death or disability or the termination of his employment by the Company other than for “cause”:

If event occurs after	Vested Shares
First anniversary of Grant Date	1/3rd of the Restricted Stock
Second anniversary of Grant Date	2/3rds of the Restricted Stock
Third anniversary of Grant Date	All of the Restricted Stock

If one of these events had occurred on December 31, 2013, Mr. Ortiz would have been entitled to accelerated vesting of 59,487 shares (valued at $214,747 based on the closing price, $3.61, of the Common Stock on December 31, 2013), Mr. Peck would have been entitled to accelerated vesting of 47,554 shares (valued at $171,670), and Mr. Oxholm would have been entitled to accelerated vesting of 4,273 shares (valued at $15,426).

With respect to performance-based restricted stock, in the event of the Named Executive Officer’s death or disability or the termination of his employment by the Company other than for “cause” after the end of the calendar year of the grant but before the end of the applicable measuring period, the Named Executive Officer’s rights to one-half of the restricted stock that would otherwise become nonforfeitable on the date the Company publicly releases earnings for the second year of the measuring period shall become nonforfeitable as of such date. In the event of the Named Executive Officer’s termination of employment for any other reason before the end of the measuring period (other than a change in control as described above), the Named Executive Officer will automatically forfeit all shares of such restricted stock as of the employment termination date.

COMPENSATION OF DIRECTORS

The following table and notes present the compensation earned by our non-employee directors in the fiscal year ended December 31, 2013.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2013

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Rory J. Cowan	$47,500	$50,550		$—	$—	$98,050
Gary E. Dilts	$40,000	$50,550		$—	$—	$90,550
Marcia J. Hooper	$47,500	$50,550		$—	$—	$98,050
Philip Horlock	$18,043	$46,532		$—	$—	$64,575
John H. MacKinnon	$50,000	$50,550		$—	$5,000	$105,550
Robert J. Murray	$40,000	$50,550		$—	$5,000	$95,550
Robert L. Rewey	$45,000	$50,550		$—	$—	$95,550
Richard T. Riley (5)	$20,000	$4,050	(6)	$—	$—	$24,050
David J. Shea	$40,000	$66,431		$—	$—	$106,431

(1)	Randy L. Ortiz is not included in this table as he was compensated as an employee of the Company and, thus, received no compensation for his services as a director in 2013. The compensation received by Mr. Ortiz is shown in the Summary Compensation Table on page 26.

(2)	The amount in the “Stock Awards” column reflects the aggregate grant date fair value of stock awards in accordance with FASB ASC Topic 718, pursuant to the 2008 Plan. Each non-employee director other than Messrs. Horlock and Riley was granted 15,000 shares of restricted stock in 2013 pursuant to the terms of the 2008 Plan. The grant date fair value of each such award was $3.37 per share, using the closing price of the Company’s Common Stock on NASDAQ on May 29, 2013, the date of grant. In addition, each of Messrs. Horlock and Shea received an on-boarding grant of restricted stock upon joining the Board. The grant date fair value of Mr. Horlock’s award of 13,890 shares was $3.35 per share, using the closing price of the Company’s Common Stock on NASDAQ on June 18, 2013, the date of grant. The grant date fair value of Mr. Shea’s award of 4,932 shares was $3.22 per share, using the closing price of the Company’s Common Stock on NASDAQ on January 29, 2013, the date of grant. As of December 31, 2013, each director held the following number of shares of restricted stock: Rory J. Cowan, 30,000 shares; Gary E. Dilts, 30,000 shares; Marcia J. Hooper, 30,000 shares; Philip Horlock, 13,890 shares; John H. MacKinnon, 30,000 shares; Robert J. Murray, 30,000 shares; Robert L. Rewey, 30,000 shares; and David J. Shea, 19,932 shares.

(3)	As of December 31, 2013, none of the directors named in the Director Compensation Table held options to purchase shares of the Company’s Common Stock, except as follows: John H. MacKinnon, options to purchase 10,000 shares; Robert J. Murray, options to purchase 10,000 shares; Robert L. Rewey, options to purchase 7,500 shares; and Richard T. Riley, options to purchase 677,052 shares.

(4)	This amount represents the Company match for each participating director’s charitable contribution.

(5)	Mr. Riley’s term as a director of the Company expired on May 23, 2013.

(6)	This amount reflects the incremental fair value of $4,050 related to the accelerated vesting of 15,000 shares of time-based restricted stock previously granted to Mr. Riley in his capacity as a director of the Company. Upon Mr. Riley’s departure from the Board of Directors on May 23, 2013, such remaining restricted stock awards vested in full.

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by us of members of the Board. There has been no change in our director compensation program, including the amount of fees payable and equity awards granted, to our non-employee directors since 2009.

For fiscal year 2013, each non-employee director received an annual fixed fee retainer of $40,000, payable quarterly. Directors also receive restricted stock awards, as described below, and are eligible to participate in our charitable gift matching program up to $5,000 in the aggregate per year. The Chairperson of the Nominating/Corporate Governance Committee receives an annual stipend of $5,000. The Chairperson of the Board and the Chairperson of the Compensation Committee each receive an annual stipend of $7,500. The Chairperson of the Audit Committee receives an annual stipend of $10,000. Directors are reimbursed for reasonable out-of-pocket travel, hotel and incidental expenses for each Board meeting attended. Annual cash and equity compensation is prorated for new directors taking office in between annual shareholder meeting dates.

Consistent with past practice, on the third business day following an annual meeting of shareholders, each eligible non-employee director elected or re-elected at such meeting receives an annual grant of $80,000 (rounded to the nearest whole number of shares) in value based on the fair market value of our Common Stock on the date of grant (as defined in the 2008 Plan) of restricted stock subject to forfeiture and restrictions on transfer which lapse after two years; provided, however, that such award is limited to a maximum of 15,000 shares of the Company’s Common Stock on such date. Any non-employee director elected other than at the annual meeting of shareholders is granted such restricted stock on a pro-rated basis in the form of an on-boarding award.

Directors are subject to a minimum share ownership requirement. Within two years after joining our Board, each director is required to directly own a minimum of 5,000 shares of the Company’s Common Stock. All of our directors that have served with the Company for more than two years have satisfied this equity ownership requirement. Also, similar to our executive officers, our policies with respect to Company securities prohibit our directors from pledging Company securities as collateral for a loan, making short sales, or buying or selling puts, calls or other derivative securities.

Upon Mr. Riley’s departure from the Board of Directors on May 23, 2013, the Compensation Committee determined to accelerate the vesting of his remaining restricted stock awards, which consisted of 15,000 shares.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of John H. MacKinnon (Chairperson), Marcia J. Hooper, Philip Horlock and David J. Shea, each of whom is an independent director, as defined by applicable SEC and NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2013. The Audit Committee has discussed with KPMG LLP, the independent registered public accounting firm, or the independent auditors, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has reviewed the Company’s auditing and accounting principles and practices, periodically discussed with management, internal audit and the independent auditors major financial risk exposures and the quality and adequacy of the Company’s internal controls, and reviewed and reassessed the adequacy of its charter.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP that firm’s independence. The Audit Committee has reviewed the independent auditors’ fees for audit and non-audit services for the fiscal year ended December 31, 2013 and has considered whether the provision of non-audit services are compatible with maintaining the independent auditors’ independence prior to pre-approving such services. Based on the above, the Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the independent auditors’ independence at this time.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

The foregoing has been furnished by the Audit Committee:

John H. MacKinnon (Chairperson)

Marcia J. Hooper

Philip Horlock

David J. Shea

AUDITORS

Change in Auditors

On March 26, 2014, the Audit Committee of our Board of Directors approved the dismissal of KPMG LLP as our independent registered public accounting firm, and the engagement of Grant Thornton LLP as our independent registered public accounting firm beginning with the fiscal quarter ended March 31, 2014.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2013 and 2012 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, scope, or accounting principles. During the fiscal years ended December 31, 2013 and 2012, and through March 26, 2014, there were no (a) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; or (b) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2013 and 2012, and through March 26, 2014, we did not consult with Grant Thornton with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated financial statements; or (b) any matters that were either the subject of a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

The fees for services provided by KPMG to the Company in 2013 and 2012 were as follows:

	2013	2012
Audit Fees	$633,895	$631,628
Audit-Related Fees	72,100	14,500
Tax Fees	—	—
All Other Fees	—	1,650
Total Fees	$705,995	$647,778

Audit Fees.    Audit fees are comprised of professional services rendered in connection with the integrated audit of our consolidated financial statements and effectiveness of internal control over financial reporting for the Company’s Annual Report on Form 10-K, the review of our quarterly consolidated financial statements for our quarterly reports on Form 10-Q and international subsidiary statutory audits.

Audit-Related Fees.    These fees are comprised of professional services rendered in 2013 related to internal control testing for the Company’s new Enterprise Resource Planning system and in 2012 related to the preparation of consents for other SEC filings of the Company.

All Other Fees.    These fees include the annual subscription fee payable by the Company for access to an online accounting research tool.

Audit Committee Pre-Approval Policies and Procedures

The Board recognizes the importance of maintaining the independence and objective viewpoint of the independent auditors. The Board also recognizes that the independent auditors possess a unique knowledge of the Company, and can provide necessary and valuable services to us in addition to the annual audit. The Board has adopted guidelines and procedures to be followed by us when retaining the independent auditors to perform audit and non-audit services. Under the policy, all services provided by the independent auditors, both audit and non-audit, must be pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the independent auditors’ independence. Pre-approved fee levels for all services to be provided by the independent auditors are also established by the Audit Committee and any proposed services exceeding these levels require specific pre-approval by the Audit Committee. The Audit Committee may delegate approval authority to one or more of the designated members of the Audit Committee. The Audit Committee will not delegate its responsibilities to approve services performed by the independent auditors to management.

In recognition of the fact that transactions involving related persons can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders, the Board has adopted a written policy, which provides for the review and approval (or, if completed, ratification, cancellation or annulment) by the Audit Committee of all transactions involving the Company in which a related person is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (a) any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K, even if they do not presently serve in that role) a director or an executive officer of the Company or a nominee to become a director of the Company; (b) any known beneficial owner of more than 5% of the Company’s Common Stock; or (c) any immediate family member of any of the foregoing. Such transactions may be pursued only if the Audit Committee believes, after considering the matter in good faith, that they are in, or are not inconsistent with, the best interests of the Company and its shareholders.

POLICY GOVERNING RELATED PERSON TRANSACTIONS

A copy of our Related Person Transaction Policies and Procedures is available on our website at www.lojack.com under the heading “Investor Relations.” We did not have any related person transactions during 2013 that are required to be disclosed in this proxy statement under SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT SHAREHOLDERS

The following table sets forth certain information as of March 24, 2014, with respect to the voting securities of the Company beneficially owned by: (a) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock; (b) each director or director nominee of the Company; (c) each of the Named Executive Officers; and (d) all directors, director nominees and executive officers of the Company as a group. A person is deemed to be the beneficial owner of voting securities of the Company if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of such securities within sixty days of March 24, 2014, defined as Currently Exercisable Options for purposes of the table and footnotes below. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose of or direct the disposition of shares. Except as provided in the table or the notes thereto, each person named has sole voting and investment power with respect to the shares listed as being beneficially owned by such person, and has a mailing address c/o LoJack Corporation, 40 Pequot Way, Canton, Massachusetts 02021.

Name of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of class
Tieton Capital Management	2,274,630	(1)	12.2%
4700 Tieton Drive, Suite C Yakima, WA 98908
Janus Capital Management LLC	1,317,623	(2)	7.1%
Plaisance Fund LP 151 Detroit Street Denver, CO 80206
Richard T. Riley	1,027,423	(3)	5.3%
Randy L. Ortiz	411,551	(4)	2.2%
Donald R. Peck	306,709	(5)	1.6%
Robert J. Murray	162,960	(6)	*
Robert L. Rewey	117,460	(7)	*
John H. MacKinnon	114,460	(8)	*
Rory J. Cowan	93,209	(9)	*
José M. Oxholm	50,844	(10)	*
Marcia J. Hooper	48,467	(11)	*
Gary E. Dilts	48,467	(12)	*
Harold Dewsnap	43,865	(13)	*
Emad Isaac	28,236	(14)	*
David J. Shea	19,932	(15)	*
Philip Horlock	13,890	(16)	*
All executive officers and directors as a group (13 people)	1,460,050	(17)	7.7%

*	Less than 1% of the outstanding Common Stock as of March 24, 2014.

(1)	According to a Schedule 13G/A filed with the SEC on January 10, 2014, Tieton Capital Management beneficially owns an aggregate of 2,274,630 shares and exercises shared voting and investment power with respect to such shares.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2014, each of Janus Capital Management LLC and Plaisance Fund LP beneficially owns an aggregate of 1,317,623 shares and exercises sole voting and investment power with respect to 1,317,623 shares. Plaisance Fund LP is a managed portfolio to which Janus Capital Management provides investment advice.

(3)	Includes 93,000 shares held in the name of Mr. Riley’s spouse and 677,052 shares issuable upon exercise of Currently Exercisable Options.

(4)	Includes 219,434 shares issuable upon exercise of Currently Exercisable Options and 146,494 restricted shares awarded to Mr. Ortiz under our stock-based plans which are subject to restrictions on transfer.

(5)	Includes 10,000 shares held jointly with Mr. Peck’s spouse, 177,542 shares issuable upon exercise of Currently Exercisable Options, and 110,569 restricted shares awarded to Mr. Peck under our stock-based plans which are subject to restrictions on transfer.

(6)	Includes 1,000 shares held in the name of Mr. Murray’s spouse, 10,000 shares issuable upon exercise of Currently Exercisable Options and 30,000 restricted shares awarded to Mr. Murray under our stock-based plans which are subject to restrictions on transfer.

(7)	Includes 7,500 shares issuable upon exercise of Currently Exercisable Options, 13,000 shares held in a trust of which Mr. Rewey’s spouse is trustee and beneficiary, and 30,000 restricted shares awarded to Mr. Rewey under our stock-based plans which are subject to restrictions on transfer.

(8)	Includes 62,360 shares held jointly with Mr. MacKinnon’s spouse, 10,000 shares issuable upon exercise of Currently Exercisable Options, and 30,000 restricted shares awarded to Mr. MacKinnon under our stock-based plans which are subject to restrictions on transfer.

(9)	Includes 30,000 restricted shares awarded to Mr. Cowan under our stock-based plans which are subject to restrictions on transfer.

(10)	Includes 28,457 shares issuable upon exercise of Currently Exercisable Options and 22,387 restricted shares awarded to Mr. Oxholm under our stock-based plans which are subject to restrictions on transfer.

(11)	Includes 30,000 restricted shares awarded to Ms. Hooper under our stock-based plans which are subject to restrictions on transfer.

(12)	Includes 30,000 restricted shares awarded to Mr. Dilts under our stock-based plans which are subject to restrictions on transfer.

(13)	Includes 14,450 shares issuable upon exercise of Currently Exercisable Options and 19,415 restricted shares awarded to Mr. Dewsnap under our stock-based plans which are subject to restrictions on transfer.

(14)	Includes 11,623 shares issuable upon exercise of Currently Exercisable Options and 16,613 restricted shares awarded to Mr. Isaac under our stock-based plans which are subject to restrictions on transfer.

(15)	Includes 19,932 restricted shares awarded to Mr. Shea under our stock-based plans which are subject to restrictions on transfer.

(16)	Includes 13,890 restricted shares awarded to Mr. Horlock under our stock-based plans which are subject to restrictions on transfer.

(17)	Includes 479,006 shares issuable upon exercise of Currently Exercisable Options and 529,300 restricted shares awarded to our directors and executive officers under our stock-based plans which are subject to restrictions on transfer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the SEC and NASDAQ reports of beneficial ownership and changes in beneficial ownership of voting securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company during the fiscal year ended December 31, 2013 or written representations from certain persons furnished to the Company that no reports were required to be filed for those persons, the Company believes that all reports required to be filed and all transactions required to be disclosed by Section 16(a) of the Exchange Act were filed or disclosed in a timely fashion during the fiscal year ended December 31, 2013.

SHAREHOLDER COMMUNICATIONS

The Nominating/Corporate Governance Committee and other non-management directors will receive and consider communications from interested parties who wish to make their concerns known to non-management directors or the Board as a whole. Such communications may be addressed to the Company, c/o Secretary, 40 Pequot Way, Canton, Massachusetts 02021. The Nominating/Corporate Governance Committee shall receive these communications from the Secretary, and such communications shall not be screened prior to review by the Nominating/Corporate Governance Committee. Any communications addressed to individual directors or other committees of the Board shall be delivered to the addressees promptly following the receipt of such notice.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be included in the Company’s proxy statement relating to the Company’s 2015 annual meeting of shareholders must be received at the executive offices of the Company not later than December 8, 2014, and must otherwise satisfy the conditions established by the SEC and by the Company’s Bylaws in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Proposals by shareholders intended for presentation at the 2015 annual meeting, but not intended to be included in the Company’s proxy statement for that meeting, must be received at the executive offices of the Company no earlier than January 22, 2015 and no later than February 21, 2015; however, in the event that the date of the annual meeting is not within 30 days of the first anniversary of the preceding year’s annual meeting, a notice must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the seventh day following the day upon which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Any notice must otherwise satisfy the conditions established by the SEC and the Company’s Bylaws, as applicable. Any proposal received before or after such dates will be considered untimely.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically described above as to any action which is expected to be taken at the Meeting. The persons named in the enclosed proxy, or their substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in their best judgment, with regard to such other matters and the transaction of such other business as may properly be brought at the Meeting.

IMPORTANT

If your shares are held in your own name, please complete a proxy card over the Internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card today. If your shares are held in “street name,” you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the Internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors		For	Against	Abstain
1.1 Rory J. Cowan		☐	☐	☐
1.2 Gary E. Dilts		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1.3 Marcia J. Hooper		☐	☐	☐	2	Ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2014.	☐	☐	☐
1.4 Philip Horlock		☐	☐	☐
1.5 John H. MacKinnon		☐	☐	☐	3	Approve, by non-binding vote, the compensation of the Company’s named executive officers described in the accompanying proxy statement.	☐	☐	☐
1.6 Robert J. Murray		☐	☐	☐
1.7 Randy L. Ortiz		☐	☐	☐
1.8 Robert L. Rewey		☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
1.9 David J. Shea		☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

NOTE: Sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, including in the case of joint owners, each party should sign.

JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and Form 10-K is/are available at www.proxyvote.com.

PROXY
LOJACK CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
May 22, 2014

The undersigned shareholder of LoJack Corporation, a Massachusetts corporation, or the Company, hereby appoints Randy L. Ortiz, Donald R. Peck and José M. Oxholm (or any of them) as proxies for the undersigned, with full power of substitution in each of them, to vote all shares of the Company owned by the undersigned on March 24, 2014, at the Annual Meeting of Shareholders of LoJack Corporation, to be held on May 22, 2014 at 10:00 a.m., Eastern Daylight Savings Time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109, and at any adjournment or postponement thereof, hereby revoking any proxy heretofore given, upon the matters and proposals set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 7, 2014, copies of which have been received by the undersigned. The undersigned instructs such proxies to vote as follows:

The shares represented by this proxy will be voted as directed by the shareholder on the reverse side hereof. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all the nominees in Proposal 1, “FOR” Proposals 2 and 3, and in the discretion of the proxies on such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side